Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 18, 2022

BY AND AMONG

CITIZENS FINANCIAL SERVICES, INC.,

CZFS ACQUISITION COMPANY, LLC,

FIRST CITIZENS COMMUNITY BANK,

HV BANCORP, INC.

AND

HUNTINGDON VALLEY BANK

i

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Plan of Bank Merger
Exhibit C	Form of Settlement and Non-Competition Agreement

TABLE OF DEFINITIONS

Page

Acquisition Proposal	60
Acquisition Transaction	60
Affiliate	61
Agreement	1
Bank Merger	1
Bank Regulator	61
BCL	3
BOLI	26
Business Day	61
Certificate	5
Closing	3
Closing Date	3
Code	1
Community Reinvestment Act	16
Confidentiality Agreement	46
CZFS	1
CZFS Board	61
CZFS Disclosure Schedule	61
CZFS Pension Plan	33
CZFS Stock	61
Derivative Transaction	61
Effective Date	3
Effective Time	3
Environmental Law	61
ERISA	61
Exchange Act	62
FCCB	1
FDIC	62
FHLB	62
Finance Laws	17
FRB	62
GAAP	62
Governmental Authority	62
Hazardous Substance	62
HVB	1
HVB Board	62
HVBC	1
HVBC Benefit Plans	18
HVBC Board	62
HVBC Disclosure Schedule	62
HVBC Employees	18
HVBC Financial Statements	62
HVBC Intellectual Property	62
HVBC Meeting	41
HVBC Pension Plan	19
Page

HVBC Recommendation	41
HVBC Representatives	43
HVBC Stock	12
HVBC Subsequent Determination	45
Indemnified Parties	46
Indemnifying Party	46
Informational Systems Conversion	51
Insurance Policies	25
Intellectual Property	62
IRS	63
Knowledge	63
Leases	25
Lien	63
Loans	24
Material Adverse Effect	63
Material Contract	18
Merger	1
Merger Registration Statement	41
NASDAQ	64
Notice of Superior Proposal	45
Notice Period	45
OREO	24
PADOBS	64
Pandemic	64
Pandemic Measures	64
Person	64
Premium Limit	47
Proceeding	46
Proxy Statement/Prospectus	64
Regulatory Approvals	29
Regulatory Order	16
Rights	64
Securities Act	64
Software	64
Subsidiary	64
Superior Proposal	64
Surviving Bank	1
Surviving Company	1
Tax	64
Tax Returns	65
Taxes	65
Transactions	1
Voting Agreement	1
Willful Breach	65

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 18, 2022, by and among Citizens Financial Services, Inc., a Pennsylvania corporation (“CZFS”), CZFS Acquisition Company, LLC, a Pennsylvania limited liability company and wholly-owned subsidiary of CZFS (“CZFSAC”), First Citizens Community Bank, a Pennsylvania-chartered bank and wholly-owned subsidiary of CZFSAC (“FCCB”), HV Bancorp, Inc., a Pennsylvania corporation (“HVBC”), and Huntingdon Valley Bank, a Pennsylvania-chartered bank and wholly-owned subsidiary of HVBC (“HVB”).

WITNESSETH

WHEREAS, the Board of Directors of CZFS (on behalf of CZFS and on behalf of CZFSAC in CZFS’ capacity as the sole member of CZFSAC) and the Board of Directors of HVBC have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, in accordance with the terms of this Agreement, HVBC will merge with and into CZFS, with CZFS surviving (the “Merger”), and immediately thereafter, HVB will merge with and into FCCB, with FCCB surviving (the “Bank Merger” and, together with the Merger, the “Transactions”);

WHEREAS, as a material inducement to CZFS to enter into this Agreement, each of the directors and certain executive officers of HVBC set forth on the HVBC Disclosure Schedule 6.02(c) has entered into a voting agreement with CZFS dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of HVBC Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, for United States federal income tax purposes, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and the regulations and formal guidance issued thereunder (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code;

WHEREAS, as a material inducement to CZFS to enter into this Agreement, each of the individuals set forth on HVBC Disclosure Schedule 6.02(d) has entered into a settlement and non-competition agreement with HVBC, HVB and CZFS (the “Settlement and Non-Competition Agreement”) substantially in the form attached hereto as Exhibit C; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 Terms of the Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, HVBC shall merge with and into CZFS, and CZFS shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Corporation”).  Immediately thereafter, pursuant to the Plan of Bank Merger described in the following sentence, HVB shall merge with and into FCCB, and FCCB shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Bank”) and shall continue to be governed by the laws of the Commonwealth of Pennsylvania.  As soon as practicable after the execution of this Agreement, CZFS (on behalf of CZFSAC in CZFS’ capacity as the sole member of CZFSAC) will cause FCCB to, and HVBC will cause HVB to, execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit B.  As part of the Merger, shares of HVBC Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article II.

Section 1.02 Tax Consequences.  It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354, 361 and 368 of the Code.  From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.  CZFS and HVBC each hereby agree to deliver a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinions contemplated by Section 6.01(e).

Section 1.03 Name of the Surviving Corporation and the Surviving Bank.  The name of the Surviving Corporation shall be “Citizens Financial Services, Inc.” The name of the Surviving Bank shall be “First Citizens Community Bank.”

Section 1.04 Charter and Bylaws of the Surviving Corporation and the Surviving Bank.  The charter and bylaws of the Surviving Corporation upon consummation of the Merger shall be the charter and bylaws of CZFS as in effect immediately prior to consummation of the Merger. The charter and bylaws of the Surviving Bank upon consummation of the Bank Merger shall be the charter and bylaws of FCCB as in effect immediately prior to consummation of the Bank Merger.

Section 1.05 Directors and Officers of the Surviving Corporation and the Surviving Bank.

(a)          At the Effective Time, the board of directors of the Surviving Corporation immediately prior to the Effective Time shall continue to be the directors of the Surviving Corporation, provided that, at the Effective Time, the number of persons constituting the board of directors of the Surviving Corporation shall be increased by one (1) director to be selected by CZFS upon consultation with HVBC who is a member of the board of directors of HVBC immediately prior to the Effective Time (the “New Corporation Board Member”) and the New Corporation Board Member shall be appointed to the board of directors of the Surviving Corporation for a term to expire at the next annual meeting of the shareholders of CZFS, subject to CZFS’s customary background screening and evaluation procedures for potential directors. CZFS shall nominate and recommend to CZFS’s shareholders the New Corporation Board Member for election for a three-year term at CZFS’s first annual shareholder meeting following the Effective Time. Each of the directors of the Surviving Corporation immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Corporation.

(b)          At the Effective Time, the board of directors of the Surviving Bank immediately prior to the Effective Time shall continue to be the directors of the Surviving Bank, provided that at the Effective Time, the number of persons constituting the board of directors of the Surviving Bank shall be increased by two (2) directors to be selected by CZFS upon consultation with HVBC who are members of the board of directors of HVB immediately prior to the Effective Time (the “New Bank Board Members”), and the New Bank Board Members shall be appointed to the board of directors of the Surviving Bank for a term to expire at the next annual meeting of the shareholders of the Surviving Bank, subject to the Surviving Bank’s customary background screening and evaluation procedures for potential directors. CZFS (on behalf of CZFSAC in CZFS’ capacity as the sole member of CZFSAC) shall appoint each of the New Bank Board Members for a one-year term at the Surviving Bank’s first annual shareholder meeting following the Effective Time. Each of the directors of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

(c)          At the Effective Time, the officers of the Surviving Corporation and the Surviving Bank shall consist of the officers of the Surviving Corporation and the Surviving Bank in office immediately prior to the Effective Time with the addition of Robert J. Marino and Travis J. Thompson as senior officers of the Surviving Bank with such titles to be determined by CZFS prior to the Closing.

Section 1.06 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided under applicable provisions of the Pennsylvania Business Corporation Law of 1988 (the “BCL”) and the regulations respectively promulgated thereunder.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of HVBC shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of HVBC shall be vested in and assumed by CZFS.

Section 1.07 Effective Date and Effective Time; Closing.

(a)          Subject to the terms and conditions of this Agreement, CZFS will make all such filings as may be required by applicable laws and regulations to consummate the Merger.  On the Closing Date, which shall take place not more than three (3) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), or on such other date as the parties shall mutually agree to, CZFS and HVBC shall file articles of merger with the Department of State of the Commonwealth of Pennsylvania in accordance with the BCL.  The date of such filings is herein called the “Effective Date,” and the “Effective Time” of the Merger shall be as specified in such filing.

(b)          The closing (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time at 10:00 a.m., Eastern time, or in person at the principal offices of Hogan Lovells US LLP in Washington, D.C., or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”).  At the Closing, there shall be delivered to CZFS and HVBC the certificates and other documents required to be delivered under Article VI hereof.

Section 1.08 Alternative Structure.  CZFS may, at any time prior to the Effective Time, change the method of effecting the combination of CZFS and HVBC, and FCCB and HVB, respectively, (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of HVBC’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of CZFS or HVBC pursuant to this Agreement; or (d) be reasonably likely to materially impede or delay consummation of the transactions contemplated by this Agreement.  In the event CZFS makes such a change, HVBC agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

Section 1.09 Additional Actions.  If, at any time after the Effective Time, CZFS shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in CZFS its right, title or interest in, to or under any of the rights, properties or assets of HVBC or HVB, or (ii) otherwise carry out the purposes of this Agreement, HVBC, HVB and their respective officers and directors shall be deemed to have granted to CZFS an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in CZFS or FCCB its right, title or interest in, to or under any of the rights, properties or assets of HVBC or HVB or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of CZFS or FCCB are authorized in the name of HVBC or HVB or otherwise to take any and all such action.

Section 1.10 Absence of Control.  It is the intent of the parties to this Agreement that CZFS or FCCB by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, HVBC or HVB and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of HVBC or HVB.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration.

(a)          Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(i)          Each share of CZFS Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(ii)          All shares of HVBC Stock issued and outstanding immediately prior to the Effective Time (other than shares of HVBC Stock to be cancelled pursuant to Section 2.01(b)) shall become and be converted into the right to receive, without interest, at the election of the holder thereof and in accordance with the procedures set forth in Sections 2.04 and subject to Section 2.02 and 2.05, the following:

(A)          for each share of HVBC Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 2.04 (a “Cash Election”), the right to receive in cash from CZFS, without interest, an amount equal to $30.500 (the “Cash Consideration”) (collectively, “Cash Election Shares”);

(B)          for each share of HVBC Stock with respect to which an election to receive CZFS Stock has been effectively made and not revoked or lost, pursuant to Section 2.04 (a “Stock Election”), the right to receive from CZFS the number of shares of CZFS Stock equal to the Exchange Ratio (the “Stock Consideration”) (collectively, the “Stock Election Shares”); and

(C)          for each share of HVBC Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 2.04 (collectively, “Non-Election Shares”), the right to receive from CZFS the Stock Consideration or the Cash Consideration as is determined in accordance with Section 2.02.

For purposes of this Agreement: (x) “Exchange Ratio” means 0.4000 shares of CZFS Stock and (y) the Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration”.

(b)          At the Effective Time, all shares of HVBC Stock that are owned by HVBC as treasury stock and all shares of HVBC Stock that are owned directly or indirectly by CZFS or HVBC, including any shares of HVBC Stock held by CZFS or HVBC or any of their respective Subsidiaries in respect of a debt previously contracted, other than shares that are held by CZFS or HVBC, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor. All shares of CZFS Stock that are owned by HVBC shall become treasury stock of CZFS.

(c)          80% of the aggregate Merger Consideration to be paid to holders of HVBC Stock will be paid with CZFS Stock and 20% of the aggregate Merger Consideration to be paid to holders of HVBC will be paid in cash. In the event that the foregoing clauses of this Section 2.01 result in less than 80% of the aggregate Merger Consideration being paid with CZFS Stock or less than 20% of the aggregate Merger Consideration being paid in cash, pro rata adjustments will be made in accordance with Section 2.02 to result in payment of 80% of the aggregate Merger Consideration in CZFS Stock and 20% of the aggregate Merger Consideration in cash.

(d)          If either of the tax opinions referred to in Section 6.01(c) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then CZFS shall reduce the Cash Consideration and increase the Stock Consideration to the minimum extent necessary to enable the relevant tax opinions to be rendered.

Section 2.02 Proration.

(a)          Notwithstanding any other provision contained in this Agreement, the number of shares of HVBC Stock to be converted into Cash Consideration (the “Cash Conversion Number”) shall be equal to the product obtained by multiplying (x) the number of shares of HVBC Stock issued and outstanding as of the Effective Time (excluding shares of HVBC Stock to be canceled as provided in Section 2.01(b)) by (y) 0.20.

(b)          Within five (5) Business Days after the Effective Time, CZFS shall cause the Exchange Agent (as defined below) to effect the allocation among holders of HVBC Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)          If the number of Cash Election Shares is greater than the Cash Conversion Number, then:

(A)          all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration; and

(B)          the Cash Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration in respect of that number of Cash Election Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Cash Election Shares exceed (2) the Cash Conversion Number and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(ii)          If the number of Cash Election Shares is less than the Cash Conversion Number, then:

(A)          all Cash Election Shares shall be converted into the right to receive the Cash Consideration;

(B)          the Stock Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Cash Conversion Number exceeds (2) the Cash Election Shares and the denominator of which is the sum of (I) the total number of Stock Election Shares plus (II) the total number of Non-Election Shares, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration; and

(C)          the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Cash Conversion Number exceeds (2) the Cash Election Shares and the denominator of which is the sum of (I) the total number of Stock Election Shares plus (II) the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration.

(iii)          If the number of Cash Election Shares is equal to the Cash Conversion Number, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration.

Section 2.03 Rights as Shareholders; Stock Transfers.  All shares of HVBC Stock, when converted as provided in Section 2.01(a)(ii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing such shares of HVBC Stock (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of HVBC Stock) shall thereafter represent only the right to receive for each such share of HVBC Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of CZFS Stock in accordance with Section 2.04(l).  At the Effective Time, holders of the HVBC Stock shall cease to be, and shall have no rights as, shareholders of HVBC other than the right to receive the Merger Consideration and cash in lieu of fractional shares of CZFS Stock as provided under this Article II.  After the Effective Time, there shall be no transfers on the stock transfer books of HVBC of shares of HVBC Stock.

Section 2.04 Election and Exchange Procedures.

(a)          Each holder of HVBC Stock may specify in a request made in accordance with the provisions of this Section 2.04 (herein called an “Election”) (x) the number of shares of HVBC Stock owned by such Holder with respect to which such holder of HVBC Stock desires to make a Stock Election and (y) the number of shares of HVBC Stock owned by such holder of HVBC Stock with respect to which such holder of HVBC Stock desires to make a Cash Election.

(b)          CZFS shall prepare a form reasonably acceptable to HVBC (the “Form of Election”) which shall be mailed to HVBC’s shareholders entitled to vote at the HVBC Meeting so as to permit HVBC shareholders to exercise their right to make an Election prior to the Election Deadline.

(c)          The Form of Election shall be mailed to each holder of HVBC Stock not more than forty-five (45) nor less than thirty (30) calendar days prior to the anticipated Effective Time or on such date as HVBC and CZFS shall mutually agree (the “Mailing Date”).

(d)          Any Election shall have been made properly only if the Person authorized to receive Elections and to act as Exchange Agent under this Agreement, which Person shall be designated by CZFS and reasonably acceptable to HVBC (the “Exchange Agent”), pursuant to an agreement entered into prior to Closing shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date that is the twenty-fifth (25th) calendar day following the Mailing Date (the “Election Deadline”), a Form of Election properly completed and signed accompanied by the Certificates representing HVBC Stock as to which such Form of Election is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Form of Election.

(e)          Any HVBC stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If CZFS, after consultation with the Exchange Agent, shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of HVBC Stock, such Election shall be deemed to be not in effect, and the shares of HVBC Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f)          All Elections shall be revoked automatically if the Exchange Agent is notified in writing by CZFS or HVBC that this Agreement has been terminated in accordance with Article VII.

(g)          If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Certificate surrendered pursuant to Section 2.04(i) is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer, as applicable, and the Person requesting such payment shall inform the Exchange Agent, pursuant to an agreement entered into prior to Closing, whether any transfer or other similar Taxes are required as a result of such payment to a Person other than the registered holder of such Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes are not payable. If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then the Exchange Agent shall withhold and deduct from the Merger Consideration (including cash in lieu of fractional shares of CZFS Stock) otherwise payable pursuant to this Agreement to the designated Person other than the registered holder such amounts as the Exchange Agent determines is necessary based on the information supplied by the registered holder. The Exchange Agent (or, subsequent to the twelve-month anniversary of the Effective Time, CZFS) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of CZFS Stock) otherwise payable pursuant to this Agreement to any holder of HVBC Stock such amounts as the Exchange Agent or CZFS, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that any amounts are withheld by the Exchange Agent or CZFS, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of HVBC Stock in respect of whom such deduction and withholding was made by the Exchange Agent or CZFS, as the case may be.

(h)          At least one (1) business day prior to the Effective Time, CZFS shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of HVBC Stock pursuant to this Article II (i) certificates, or at CZFS’s option, evidence of shares in book-entry form, representing the shares of CZFS Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article II, and (ii) an aggregate amount of cash sufficient to pay the Cash Consideration and the estimated amount of cash to be paid in lieu of fractional shares of CZFS Stock, each to be given to the holders of HVBC Stock in exchange for Certificates pursuant to this Article II. Until the twelve (12) month anniversary of the Effective Time, CZFS shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) certificates, or at CZFS’s option, evidence of shares in book-entry form, representing the shares of CZFS Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article II, and (ii) an aggregate amount of cash sufficient to pay the Cash Consideration and the estimated amount of cash to be paid in lieu of fractional shares of CZFS Stock, each to be given to the holders of HVBC Stock in exchange for Certificates pursuant to this Article II. Upon such twelve (12) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to CZFS.  Any holder of Certificates who has not theretofore exchanged his or her Certificates or for the Merger Consideration pursuant to this Article II who has not theretofore submitted a letter of transmittal, if required, shall thereafter be entitled to look exclusively to CZFS, and only as a general creditor thereof, for the Merger Consideration, as applicable, to which he or she may be entitled upon exchange of such Certificates pursuant to this Article II.  If outstanding Certificates are not surrendered, or the payment for the Certificates is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of CZFS (and to the extent not in its possession shall be delivered to it), free and clear of all Liens of any Person previously entitled to such property.  Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of HVBC Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  CZFS and the Exchange Agent shall be entitled to rely upon the stock transfer books of HVBC to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

(i)          Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, CZFS shall cause the Exchange Agent to mail or deliver to each Person who did not surrender, or who improperly surrendered, such shareholder’s Certificates to the Exchange Agent and who was, immediately prior to the Effective Time, a holder of record of HVBC Stock a notice advising such holders of the effectiveness of the Merger, including a form of letter of transmittal in a form reasonably satisfactory to CZFS and HVBC containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon with respect to shares evidenced by Certificates, proper delivery of such Certificates to the Exchange Agent, proper delivery of the Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor, but in no event later than five (5) Business Days after due surrender, (x) a certificate, or at the election of CZFS, a statement reflecting shares issued in book-entry form, representing the number of whole shares of CZFS Stock that such holder is entitled pursuant to this Article II, and (y) a check in the amount equal to the sum of (A) the cash portion of the Merger Consideration that such holder has the right to receive in respect of such Certificate surrendered pursuant to this Article II, (B) any cash in lieu of fractional shares pursuant to Section 2.04(l) and (C) any dividends or other distributions that such holder is entitled pursuant to Section 2.04(k), and the Certificate so surrendered shall forthwith be canceled.  No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates.

(j)          In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by CZFS or the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate(s), CZFS shall cause the Exchange Agent to issue the Merger Consideration deliverable, and any cash, unpaid dividends or other distributions that would be payable or deliverable, in respect of the shares of HVBC Stock represented by such lost, stolen or destroyed Certificates.

(k)          No dividends or other distributions with respect to CZFS Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CZFS Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (f) below, and all such dividends, other distributions and cash in lieu of fractional shares of CZFS Stock shall be paid by CZFS to the Exchange Agent, in each case until the surrender of such Certificate in accordance with subsection (f) below. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate there shall be paid to the Holder of the whole shares of CZFS Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CZFS Stock and the amount of any cash payable in lieu of a fractional share of CZFS Stock to which such holder is entitled pursuant to subsection (g), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of CZFS Stock. CZFS shall make available to the Exchange Agent cash for these purposes, if necessary.

(l)          Notwithstanding any other provision hereof, no fractional shares of CZFS Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; no dividend or distribution by CZFS shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of CZFS. In lieu of any such fractional shares, CZFS shall pay to each holder of a fractional share of CZFS Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of CZFS Stock as reported on NASDAQ for the five (5) consecutive trading days ending on the third Business Day immediately prior to the Closing Date, rounded to the nearest whole cent (the “CZFS Measurement Price”).  Notwithstanding any other provision contained in this Agreement, funds utilized to acquire fractional shares as aforesaid shall be furnished by CZFS on a timely basis and shall in no event be derived from or diminish the Cash Consideration available for distribution as part of the Merger Consideration.

Section 2.05 Anti-Dilution Provisions.  In the event CZFS or HVBC changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of CZFS Stock or HVBC Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding CZFS Stock or HVBC Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to CZFS Stock if (a) CZFS issues additional shares of CZFS Stock and receives consideration for such shares in a bona fide third party transaction, (b) CZFS issues additional shares of CZFS Stock under the Citizens Financial Services, Inc. 2016 Equity Incentive Plan, or (c) CZFS grants employee or director stock grants or similar equity awards or shares of CZFS Stock upon the exercise or settlement thereof.

Section 2.06 Reservation of Shares.  Effective upon the date of this Agreement, CZFS shall reserve for issuance a sufficient number of shares of the CZFS Stock for the purpose of issuing shares of CZFS Stock to HVBC shareholders in accordance with this Article II.

Section 2.07 Listing of Additional Shares.  Prior to the Effective Time, CZFS shall notify NASDAQ of the additional shares of CZFS Stock to be issued by CZFS in exchange for the shares of HVBC Stock.

Section 2.08 Treatment of Equity Awards.

(a)          Treatment of Stock Options.  Effective as of the Effective Time, each HVBC Option, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall be cancelled and automatically converted into the right to receive a cash payment from HVBC equal to (i) the number of shares of HVBC Stock subject to such HVBC Option at the Effective Time, multiplied by (ii) the amount by which $30.50 exceeds the per share exercise price of such HVBC Option, less applicable taxes and withholdings and without interest. Notwithstanding the foregoing, if the per share exercise price for an HVBC Option is equal to or in excess of $30.50, such HVBC Option shall be cancelled at the Effective Time in exchange for no consideration. For the avoidance of doubt, CZFS shall not assume any HVBC Options.

(b)          Treatment of Restricted Stock Awards.  Immediately prior to the Effective Time, any vesting restrictions on each share of restricted stock outstanding immediately prior thereto (“HVBC Restricted Stock”) pursuant to the HVBC Equity Plans shall automatically lapse, and each share of HVBC Restricted Stock shall be treated as an issued and outstanding share of HVBC Stock for the purposes of this Agreement.

(c)          Prior to the Effective Time, if directed by CZFS, HVBC shall take all actions that may be necessary or required (under any HVBC Equity Plan, any applicable law, the applicable award agreements or otherwise) (i) to effectuate the provisions of this Section 2.08, (ii) to terminate each HVBC Equity Plan as of the Effective Time without any further obligation or liability and (iii) to ensure that, from and after the Effective Time, holders of HVBC Options shall have no rights with respect to thereto other than those rights specifically provided in Section 2.08(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HVBC AND HVB

As a material inducement to CZFS to enter into this Agreement and to consummate the transactions contemplated hereby, HVBC and HVB hereby make to CZFS, CZFSAC and FCCB the representations and warranties contained in this Article III, provided, however, that HVBC or HVB shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article III, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Sections 3.04(a) and (b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.02, 3.05, 3.06, 3.07, 3.14(a), 3.16, and 3.28 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.10(a) shall be deemed untrue and incorrect if not true and correct in all respects.

Section 3.01 Making of Representations and Warranties.  Except as set forth in the HVBC Disclosure Schedule or the HVBC SEC Documents, each of HVBC and HVB hereby represents and warrants to CZFS and FCCB that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 3.02 Organization, Standing and Authority of HVBC.  HVBC is a Pennsylvania corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). HVBC is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HVBC.  The charter and bylaws of HVBC, copies of which have been made available to CZFS, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.03 Organization, Standing and Authority of HVB.  HVB is a Pennsylvania-chartered bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.  HVB’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by HVB when due.  No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of HVBC, threatened. HVB is a nonmember bank and its primary federal bank regulator is the FDIC.  HVB is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on HVBC Disclosure Schedule 3.03.  The charter and bylaws of HVB, copies of which have been made available to CZFS, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

 Section 3.04 HVBC and HVB Capital Stock.

(a)          The authorized capital stock of HVBC consists solely of 20,000,000 shares of common stock, par value $0.01 per share, of which 2,354,025 shares (including unvested shares of restricted stock) are issued and 2,238,902 shares are outstanding as of the date hereof (“HVBC Stock”) and 2,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding as of the date hereof.  As of the date hereof, there are 115,123 shares of HVBC Stock held in treasury by HVBC.  The outstanding shares of HVBC Stock have been duly authorized and validly issued and are fully paid and non-assessable.  Except for the HVBC Options listed on HVBC Disclosure Schedule 3.04(c)(i), HVBC does not have any Rights issued or outstanding with respect to HVBC Stock and HVBC does not have any commitment to authorize, issue or sell any HVBC Stock or Rights.

(b)          The authorized capital stock of HVB consists solely of 10,000,000 shares of common stock, par value of $0.01 per share, of which 100 shares are outstanding as of the date hereof (“HVB Stock”) and 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding as of the date hereof. The outstanding shares of HVB Stock have been duly authorized and validly issued, are fully paid and non-assessable, are owned by HVBC free and clear of all clear of all Liens (except as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and were not issued in violation of any preemptive rights. HVB does not have any Rights issued or outstanding with respect to HVB Stock and HVB does not have any commitment to authorize, issue or sell any HVB Stock or Rights.

(c)          HVBC Disclosure Schedule 3.04(c)(i) contains a list setting forth, as of the date of this Agreement, with respect to each outstanding HVBC Option, (i) the name of the holder of such HVBC Option, (ii) whether the holder is a current or former employee, director or other individual service provider of HVBC and any of its Subsidiaries, (iii) the number of shares of HVBC Stock covered by such HVBC Option, (iv) the exercise price per share with respect to such HVBC Option, (v) the date of grant of such HVBC Option, (vi) the date of expiration of such HVBC Option, (vii) the vesting schedule applicable to such HVBC Option, including whether such HVBC Option is subject to accelerated vesting in connection with the consummation of the transactions contemplated hereby, (viii) whether such HVBC Option is an incentive stock option or a nonqualified stock option, and (ix) the applicable HVBC Equity Plan under which such HVBC Option was granted. Upon issuance in accordance with the terms of the applicable HVBC Equity Plan and award agreements, the shares of HVBC Stock issued pursuant to the HVBC Options have been and shall be issued in compliance with all applicable laws. HVBC Disclosure Schedule 3.04(c)(ii) contains a list setting forth, as of the date of this Agreement, with respect to each outstanding share of HVBC Restricted Stock, (i) the name of the holder of such HVBC Restricted Stock, (ii) whether the holder is a current or former employee, director or other individual service provider of HVBC and any of its Subsidiaries, (iii) the number of shares of HVBC Stock covered by such HVBC Restricted Stock award, (iv) the date of grant of such HVBC Restricted Stock award, (v) the vesting schedule applicable to such HVBC Restricted Stock, including whether such HVBC Restricted Stock is subject to accelerated vesting in connection with the consummation of the transactions contemplated hereby, and (vi) the applicable HVBC Equity Plan under which such HVBC Restricted Stock was granted.

Section 3.05 Subsidiaries.  Except as set forth on HVBC Disclosure Schedule 3.05, HVBC does not, directly or indirectly, own or control any Affiliate.  Except as disclosed on HVBC Disclosure Schedule 3.05, HVBC does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by HVBC has not been conducted through any other direct or indirect Subsidiary or Affiliate of HVBC.  No such equity investment identified in HVBC Disclosure Schedule 3.05 is prohibited by the applicable federal or state laws and regulations.

Section 3.06 Corporate Power; Minute Books.  Each of HVBC and HVB has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of HVBC and HVB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of HVBC’s shareholders of this Agreement.  Neither HVBC nor HVB exercises trusts powers or acts as a fiduciary in any manner requiring PADOBS or FDIC approval.  The minute books of HVBC contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of HVBC and the HVBC Board (including committees of the HVBC Board). The minute books of HVB contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of HVB and the HVB Board (including committees of the HVB Board).

Section 3.07 Execution and Delivery.  Subject to the approval of this Agreement by the shareholders of HVBC, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of HVBC, the HVBC Board, HVB and the HVB Board on or prior to the date hereof.  The HVBC Board has directed that this Agreement be submitted to HVBC’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of HVBC Stock entitled to vote thereon, no other vote of the shareholders of HVBC is required by law, the charter or bylaws of HVBC or otherwise to approve this Agreement and the transactions contemplated hereby.  HVBC and HVB have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CZFS, CZFSAC and FCCB, this Agreement is a valid and legally binding obligation of HVBC and HVB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.08 Regulatory Approvals; No Defaults.

(a)          No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by HVBC or any of its Subsidiaries in connection with the execution, delivery or performance by HVBC or HVB of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications, notices or waiver requests, and consents, approvals or waivers described in Section 4.08, and (ii) the approval of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of HVBC Stock.  As of the date hereof, HVBC has no Knowledge of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.

(b)          Subject to receipt of the consents, approvals and waivers and the making of the filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by HVBC and HVB, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws of HVBC (or similar governing documents) or similar governing documents of any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HVBC or any of its Subsidiaries, or any of its properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, except as set forth in HVBC Disclosure Schedule 3.08(b) accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of HVBC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which HVBC or any of its Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HVBC or HVB.

Section 3.09 Financial Statements; SEC Documents.

(a)          HVBC has previously made available to CZFS copies of the HVBC Financial Statements. The HVBC Financial Statements (including the related notes, where applicable) fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of HVBC and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto.  The books and records of HVBC have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  S.R. Snodgrass, P.C. has not resigned or been dismissed as independent public accountants of HVBC as a result of or in connection with any disagreements with HVBC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          HVBC’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2021 (the “HVBC 2021 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by HVBC or any of its Subsidiaries subsequent to January 1, 2022, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “HVBC SEC Documents”), with the Securities and Exchange Commission (the “SEC”), and all of the HVBC SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of HVBC and its Subsidiaries contained in the HVBC 2021 Form 10-K and, except for liabilities reflected in HVBC SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2021, neither HVBC nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(c)          HVBC and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. HVBC (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the HVBC Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect HVBC’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in HVBC’s internal control over financial reporting.

Section 3.10 Absence of Certain Changes or Events.

(a)          Since December 31, 2021, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on HVBC.

(b)          Except as set forth in HVBC Disclosure Schedule 3.10(b), since December 31, 2021, each of HVBC and its Subsidiaries has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for actions in connection with the transactions contemplated by this Agreement).

(c)          Except as set forth in HVBC Disclosure Schedule 3.10(c), since December 31, 2021, none of HVBC or any of its Subsidiaries has (i) except in the ordinary course of business consistent with past practice, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any employee, director or other individual service provider from the amount thereof in effect as of December 31, 2021, except as disclosed in the HVBC SEC Documents, granted any severance, termination pay, bonus, retention bonus, or change in control benefits, entered into any contract to make or grant any severance, termination pay, bonus, retention bonus, or change in control benefits, or paid any bonus or retention bonus, (ii) except as disclosed in the HVBC SEC Documents, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of HVBC’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of HVBC’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of HVBC’s capital stock, (iv) except as disclosed in the HVBC SEC Documents, changed any accounting methods (or underlying assumptions), principles or practices of HVBC affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (v) made any tax election by HVBC or any settlement or compromise of any income tax liability by HVBC, (vi) made any material change in HVBC’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vii) suffered any strike, work stoppage, slowdown, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.11 [Reserved]

Section 3.12 Regulatory Matters.

(a)          Each of HVBC and its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2020 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by any Governmental Authority in the regular course of the business of HVBC, and except as set forth in HVBC Disclosure Schedule 3.12, no Governmental Authority has initiated any proceeding, or to the Knowledge of HVBC, investigation into the business or operations of HVBC or any of its Subsidiaries, since January 1, 2020.  HVB is “well-capitalized” as defined in applicable laws and regulations, and HVB has a Community Reinvestment Act of 1977, as amended (the “Community Reinvestment Act”), rating of “satisfactory” or better.

(b)          Other than as set forth in HVBC Disclosure Schedule 3.12, since January 1, 2020, HVBC has timely filed with the SEC and NASDAQ all documents required by the Securities Act and the Exchange Act and such documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Act and the Exchange Act.

(c)          Neither HVBC nor HVB, nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the PADOBS, the FRB, the FDIC and the SEC) or the supervision or regulation of it.  HVBC and HVB have not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 3.13 Legal Proceedings; Regulatory Action.

(a)          Other than as set forth in HVBC Disclosure Schedule 3.13, (i) there are no pending or, to HVBC’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against HVBC or any of its Subsidiaries and (ii) to HVBC’s Knowledge, there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b)          Neither HVBC nor HVB is a party to any, nor are there any pending or, to HVBC’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against HVBC or HVB in which, to the Knowledge of HVBC, there is a reasonable probability of any material recovery against or a Material Adverse Effect on HVBC or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c)          There is no injunction, order, judgment or decree imposed upon HVBC or any of its Subsidiaries, or their respective assets, and to HVBC’s Knowledge, no such action has been threatened against HVBC or any of its Subsidiaries.

(d)          None of HVBC or any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated banks or financial holding companies or their subsidiaries.

(e)          Neither HVBC nor HVB has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

Section 3.14 Compliance with Laws.

(a)          Each of HVBC and its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Investment Company Act of 1940, as amended, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b)          Each of HVBC and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HVBC or its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to HVBC’s Knowledge, no suspension or cancellation of any of them is threatened;

(c)          None of HVBC or any Subsidiary has received, since January 1, 2020, any notification or communication from any Governmental Authority (i) asserting that it is not in material compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to HVBC’s Knowledge, do any grounds for any of the foregoing exist); and

(d)          Since January 1, 2020, HVBC has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in all material respects in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity.  In addition, there is no pending or, to the Knowledge of HVBC, threatened charge by any Governmental Authority that HVBC has violated, nor any pending or, to HVBC’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

Section 3.15 Material Contracts; Defaults.

(a)          Other than as set forth in HVBC Disclosure Schedule 3.15 or as filed with the HVBC SEC Documents, none of HVBC or any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment or service of any current or former employees, or directors of HVBC or any of its Subsidiaries; (ii) which would entitle any current or former employee, director, other individual service provider or agent of HVBC or any of its Subsidiaries to indemnification from HVBC or such Subsidiaries; (iii) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of change in control, bonus, retention bonus, severance pay or otherwise) becoming due from HVBC or any of its Subsidiaries to any employee, director, or other individual service provider thereof; (iv) which is not terminable on sixty (60) days or less notice and involving the payment of more than $50,000 per annum; (v) is material to the financial condition, results of operations or business of HVBC or any of its Subsidiaries; (vi) is a Lease; or (vii) which materially restricts the conduct of any business by HVBC.  HVBC has previously delivered or made available to CZFS true, complete and correct copies of each such document.  Each contract, arrangement, commitment or understanding of the type of described in this Section 3.15(a), whether or not set forth on HVBC Disclosure Schedule 3.15 is referred to herein as a “Material Contract.”

(b)          To its Knowledge, none of HVBC or any of its Subsidiaries is in default under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.  No power of attorney or similar authorization given directly or indirectly by HVBC or any of its Subsidiaries is currently outstanding.

Section 3.16 Brokers.  Neither HVBC nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that HVBC has engaged, and will pay a fee or commission to, The Kafafian Group.  A true, complete and correct copy of the engagement letter with The Kafafian Group has been provided to CZFS.

Section 3.17 Employee Benefit Plans.

(a)          All benefit and compensation plans, contracts, programs, policies or arrangements maintained, sponsored or contributed to by HVBC or HVB, or with respect to which HVBC or HVB has any liability, whether actual or contingent, covering current or former employees of HVBC or HVB (the “HVBC Employees”), current or former directors of HVBC or HVB, any other individual service providers of HVBC or HVB, or the dependents or beneficiaries of any of the foregoing, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, supplemental retirement, employment, consulting, termination, severance, change in control, separation, retention, incentive, bonus, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, flexible spending, vacation, paid time off or perquisite plans, contracts, programs, policies or arrangements, in each case, whether written or unwritten (the “HVBC Benefit Plans”), are identified in HVBC Disclosure Schedule 3.17(a).  HVBC or HVB has delivered or made available to CZFS a copy of each HVBC Benefit Plan (or a written description of the material provisions of each unwritten HVBC Benefit Plan) and, with respect thereto, as applicable, (i) all amendments, currently effective trust (or other funding vehicle) agreements and insurance contracts, (ii) the most recent summary plan description (and all summaries of material modifications thereto), (iii) the most recent actuarial report (or other financial statement relating to such HVBC Benefit Plan), (iv) the most recently filed Forms 5500 (with all schedules and attachments), (v) the most recent determination (or, if applicable, opinion or advisory) letter from the IRS and (vi) all material correspondence to or from a Governmental Authority during the past three (3) years.

(b)          Each HVBC Benefit Plan has been maintained and administered in material compliance with its terms and applicable law, including, without limitation, ERISA and the Code. Each HVBC Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “HVBC Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination (or, if applicable, opinion or advisory)  letter from the IRS, and to the Knowledge of HVBC, there are no circumstances likely to result in revocation of any such favorable determination (or, if applicable, opinion or advisory) letter or the loss of the qualification of such HVBC Pension Plan under Section 401(a) of the Code.  There is no pending or, to HVBC’s Knowledge, threatened claim, action, suit, litigation, proceeding, arbitration, mediation, investigation or audit relating to the HVBC Benefit Plans (other than routine claims for benefits in the normal course).  Neither HVBC nor HVB has engaged in a transaction with respect to any HVBC Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject HVBC or HVB to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)          Neither HVBC, HVB nor any entity which is considered to be one employer with HVBC or HVB under Section 4001 of ERISA or Section 414 of the Code maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA.  None of the HVBC Benefit Plans is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(d)          All contributions, payments, and other obligations required to be made under the terms of any HVBC Benefit Plan or an agreement with any HVBC Employee have been timely made or have been reflected on the financial statements of HVBC.

(e)          Other than as identified in HVBC Disclosure Schedule 3.17(e), neither HVBC nor HVB has any obligations to provide or fund retiree health or life insurance benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the applicable laws of any state or locality.  HVBC or HVB may amend or terminate any HVBC Benefit Plan identified in HVBC Disclosure Schedule 3.17(e) at any time without incurring any liability thereunder.

(f)          Other than as set forth in HVBC Disclosure Schedule 3.17(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any HVBC Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the HVBC Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the HVBC Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of HVBC or HVB, or after the consummation of the transactions contemplated hereby, CZFS, the Surviving Corporation or the Surviving Bank, to merge, amend, or terminate any of the HVBC Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code.

(g)          Other than as set forth in HVBC Disclosure Schedule 3.17(g), neither HVBC nor HVB has any obligation to compensate any current or former employee, officer, director or other service provider of HVBC or HVB for excise Taxes paid pursuant to Section 4999 of the Code. HVBC Disclosure Schedule 3.17(g) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of HVBC or HVB who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any HVBC Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule.

(h)          HVBC, HVB and each HVBC Benefit Plan are in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued under each of the foregoing.

(i)          Each HVBC Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. Neither HVBC nor HVB has any obligation to gross up, indemnify or otherwise reimburse any current or former officer, director, employee or consultant of HVBC or HVB for any Taxes incurred by such individual pursuant to Section 409A of the Code.

Section 3.18 Labor Matters.

(a)          None of HVBC or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is HVBC or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel HVBC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to HVBC’s Knowledge, threatened, nor is HVBC or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b)          HVBC and each of its Subsidiaries is in material compliance with all applicable laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.

(c)          HVBC and each of its Subsidiaries has paid in full to all of its employees or adequately accrued in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.  HVBC and each of its Subsidiaries has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes (including for purposes of the HVBC Benefit Plans), if applicable, and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers, except as would not reasonably be expected to result in a material liability to HVBC and its Subsidiaries, taken as a whole.

(d)          During the preceding three (3) years, (i) neither HVBC nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the federal or applicable state WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the federal or applicable state WARN Act) in connection with HVBC or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither HVBC nor any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable law.

Section 3.19  Environmental Matters.

(a)          Except as set forth in HVBC Disclosure Schedule 3.19, each property owned, leased or operated by HVBC and its Subsidiaries are, and have been, in material compliance with all Environmental Laws.  Neither HVBC nor any of its Subsidiaries has Knowledge of, nor has HVBC or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of HVBC or HVB with all Environmental Laws.

(b)          HVBC and its Subsidiaries have obtained all material permits, licenses and authorizations that are required for its operations under all Environmental Laws except where the failure to hold such permits, licensees and authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HVBC or its Subsidiaries.

(c)          No Hazardous Substance exists on, about or within any of the owned real properties, nor to HVBC’s Knowledge have any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of its properties.  The use that HVBC or any of its Subsidiaries makes and intends to make of any of its properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in or from any of those properties.

(d)          There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or, to HVBC’s Knowledge, threatened against HVBC or HVB relating in any way to any Environmental Law.  None of HVBC or any of its Subsidiaries has a material liability for remedial action under any Environmental Law.  None of HVBC or any of its Subsidiaries has received any request for information by any governmental authority with respect to the condition, use or operation of any of its owned real properties or HVBC Loan Properties nor has HVBC or any of its Subsidiaries received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of its owned real properties or HVBC Loan Properties.

Section 3.20 Tax Matters.

(a)          HVBC and its Subsidiaries have filed all income and other material Tax Returns that they were required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed.  All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations.  All material Taxes due and owing by HVBC and its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of HVBC or such Subsidiary is contesting in good faith.  None of HVBC or any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and neither HVBC nor any its Subsidiaries currently has any open tax years other than those with respect to which the statute of limitations has not expired.  No claim has ever been made by an authority in a jurisdiction where HVBC or any of its Subsidiaries does not file material Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Liens for material Taxes (other than Taxes not yet due and payable) upon any of the assets of HVBC or any Subsidiary.

(b)          Each of HVBC and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

(c)          No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of HVBC are pending with respect to HVBC or any of its Subsidiaries.  None of HVBC or any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where HVBC or any Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against HVBC or any of its Subsidiaries.

(d)          HVBC has provided CZFS with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to HVBC and its Subsidiaries for taxable periods ended December 31, 2021, 2020 and 2019.  HVBC has delivered to CZFS correct and complete copies of all statements of deficiencies assessed against or agreed to by HVBC or any of its Subsidiaries filed for the years ended December 31, 2021, 2020 and 2019.  Each of HVBC and its Subsidiaries has timely and properly taken such actions in response to and in compliance with notices HVBC or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e)          None of HVBC or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)          None of HVBC or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).  Except as set for in HVBC Disclosure Schedule 3.20(f), none of HVBC or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.  None of HVBC or any of its Subsidiaries (i) has been a member of any consolidated, affiliated or unitary group of corporations for any Tax purposes, and (ii) has any liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than HVBC or such Subsidiary) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)          The unpaid Taxes of HVBC and its Subsidiaries (i) did not, as of the end of the most recent period covered by HVBC’s or such Subsidiary’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in HVBC’s or such Subsidiary’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of HVBC and its Subsidiaries in filing its Tax Returns.  Since the end of the most recent period covered by HVBC’s or such Subsidiary’s call reports filed prior to the date hereof, none of HVBC or any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h)          None of HVBC or any of its Subsidiaries shall be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i)          None of HVBC or any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)          None of HVBC or any of its Subsidiaries has participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and HVBC has not been notified of, or to HVBC’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

(k)          None of HVBC or any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Governmental Authority.

(l)          None of HVBC or any of its Subsidiaries has, or to HVBC’s Knowledge has ever had, a permanent establishment in any country other than the United States, or has not engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(m)           Except as set forth on HVBC Disclosure Schedule 3.20(l), none of HVBC or any of its Subsidiaries has deferred payroll taxes or availed itself of any of the tax deferred credits or benefits pursuant to the CARES Act or otherwise taken advantage of any change in applicable legal requirements in connection with the COVID-19 pandemic that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations.

Section 3.21 Investment Securities.  HVBC Disclosure Schedule 3.21 sets forth the book and market value as of June 30, 2022 of the investment securities, mortgage backed securities and securities held for sale of HVBC and its Subsidiaries, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates.  Each of HVBC and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of HVBC or any Subsidiary.

Section 3.22 Derivative Transactions.  All Derivative Transactions entered into by HVBC or any of its Subsidiaries were entered into in all material respects in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by HVBC and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  HVBC and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of HVBC, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.  HVBC and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program.

 Section 3.23 Loans; Nonperforming and Classified Assets.

(a)          Except as set forth in HVBC Disclosure Schedule 3.23(a),  none of HVBC or any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of June 30, 2022, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of HVBC or any of its Subsidiaries, or to the Knowledge of HVBC, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.  HVBC Disclosure Schedule 3.23(a) identifies (x) each Loan that as of June 30, 2022 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by HVBC or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of HVBC that as of June 30, 2022 was classified as other real estate owned (“OREO”) and the book value thereof.

(b)          Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of HVBC, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)          The loan documents with respect to each Loan were in material compliance with applicable laws and regulations and HVBC’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct.

(d)          Except as set forth in HVBC Disclosure Schedule 3.23(d), none of HVBC or any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates HVBC or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of HVBC or any of its Subsidiaries.

Section 3.24  Tangible Properties and Assets.

(a)          HVBC Disclosure Schedule 3.24(a) sets forth a true, correct and complete list of all real property owned by HVBC or any of its Subsidiaries.  Except as set forth in HVBC Disclosure Schedule 3.24(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, HVBC or any of its Subsidiaries has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset, and (iii) those described and reflected in the HVBC Financial Statements.

(b)          HVBC Disclosure Schedule 3.24(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which HVBC or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”).  Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, none of HVBC or any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease.  There has not occurred any event and, to HVBC’s Knowledge, no condition exists that would constitute a termination event or a material breach by HVBC or any of its Subsidiaries of, or material default by HVBC or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease, and to HVBC’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease.  Except as set forth on HVBC Disclosure Schedule 3.24(b), there is no pending or, to HVBC’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that HVBC or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain.  Each of HVBC and its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

Section 3.25 Intellectual Property.  HVBC Disclosure Schedule 3.25 sets forth a true, complete and correct list of all HVBC Intellectual Property owned or purported to be owned by HVBC.  HVBC owns or has a valid license to use all HVBC Intellectual Property necessary to the conduct of the business of HVBC, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates).  HVBC Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of HVBC and its Subsidiaries as currently conducted.  HVBC Intellectual Property owned by HVBC or any of its Subsidiaries, and to the Knowledge of HVBC, all other HVBC Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and none of HVBC or any of its Subsidiaries has received notice challenging the validity or enforceability of HVBC Intellectual Property.  To the Knowledge of HVBC, the conduct of the business of HVBC and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party.  The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of HVBC or any of its Subsidiaries to own or use any of the HVBC Intellectual Property.

Section 3.26 Fiduciary Accounts.  Since January 1, 2020, each of HVBC and its Subsidiaries has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither HVBC nor any of its Subsidiaries nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.27 Insurance.

(a)          HVBC Disclosure Schedule 3.27(a) identifies all of the material insurance policies, binders, or bonds currently maintained by HVBC or any of its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving incurred losses of more than $50,000.  Each of HVBC and its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured against such risks and in such amounts as the management of HVBC reasonably has determined to be prudent in accordance with industry practices and has maintained all insurance required by applicable laws and regulations.  All the Insurance Policies are in full force and effect, none of HVBC or any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b)          HVBC Disclosure Schedule 3.27(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by HVBC or any of its Subsidiaries, including the value of BOLI as of the end of the most recent month for which a statement is available prior to the date hereof.  The value of such BOLI as of the date hereof is fairly and accurately reflected in the HVBC Financial Statements in accordance with GAAP.

Section 3.28 Antitakeover Provisions.  No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.29 Fairness Opinion.  The HVBC Board has received the written opinion of The Kafafian Group to the effect that as of the date hereof the Merger Consideration is fair to the holders of HVBC Stock from a financial point of view.

Section 3.30 Proxy Statement/Prospectus.  As of the date of the Proxy Statement/Prospectus and the date of the meeting of the shareholders of HVBC to which such Proxy Statement/Prospectus relates, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to CZFS and its Subsidiaries included in the Proxy Statement/Prospectus.

Section 3.31 CRA, Anti-money Laundering and Customer Information Security.  Neither HVBC nor HVB is a party to any agreement with any individual or group regarding CRA matters and neither HVBC nor HVB has any Knowledge of, nor has HVBC or HVB been advised in writing of or has any reason to believe (based on HVBC’s Home Mortgage Disclosure Act data for the year ended December 31, 2021, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause HVBC or HVB: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in material violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in material compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by HVBC pursuant to 12 C.F.R. Part 208, Subpart J, Appendix D.  Furthermore, the HVBC Board has adopted and HVBC has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 3.32 Transactions with Affiliates.  Except as set forth on HVBC Disclosure Schedule 3.32, there are no outstanding amounts payable to or receivable from, or advances by HVBC or any of its Subsidiaries to, and neither HVBC nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding HVBC Stock, director, employee or Affiliate of HVBC or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with HVBC or any of its Subsidiaries or other than in the ordinary course of HVB’s business.  All transactions, agreements and relationships between HVBC and any Subsidiary and any Affiliates, shareholders, directors or officers of HVBC and any Subsidiary comply, to the extent applicable, with Regulation W and Regulation O of the FRB.

Section 3.33 Disclosure.  The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CZFS, CZFSAC AND FCCB

As a material inducement to HVBC to enter into this Agreement and to consummate the transactions contemplated hereby, CZFS, CZFSAC and FCCB hereby make to HVBC and HVB the representations and warranties contained in this Article IV, provided, however, that CZFS shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article IV, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 4.04 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Section 4.02, 4.05, 4.06, 4.07, 4.13(a), 4.14, and 4.21 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 4.09 shall be deemed untrue and incorrect if not true and correct in all respects.

Section 4.01 Making of Representations and Warranties.  Except as set forth in the CZFS Disclosure Schedule and the CZFS SEC Documents, CZFS hereby represents and warrants to HVBC that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 4.02 Organization, Standing and Authority of CZFS and CZFSAC.

(a)          CZFS is a Pennsylvania corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHC Act.  CZFS is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CZFS.  The charter and bylaws of CZFS, copies of which have been made available to HVBC, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

(b)          CZFSAC is a Pennsylvania limited liability company duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.  CZFSAC is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CZFS.  The certificate of formation and limited liability company agreement of CZFSAC, copies of which have been made available to HVBC, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.03 Organization, Standing and Authority of FCCB.  FCCB is a Pennsylvania-chartered bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.  FCCB’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by FCCB when due.  FCCB is a member bank and its primary federal bank regulator is the FRB.  FCCB is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on CZFS Disclosure Schedule 4.03.  The charter and bylaws of FCCB, copies of which have been made available to HVBC, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.04 CZFS.  The authorized capital stock of CZFS consists of 25,000,000 shares of CZFS Stock, of which 4,427,687 shares are issued and 3,971,342 shares are outstanding as of the date hereof, and 3,000,000 shares of preferred stock, par value $1.00, of which no shares are outstanding as of the date hereof.  As of the date hereof, 456,345 shares of CZFS Stock are held in treasury by CZFS.  The outstanding shares of CZFS Stock have been duly authorized and validly issued and are fully paid and non-assessable.  Except for the CZFS Stock to be issued pursuant to this Agreement, CZFS does not have any Rights issued or outstanding with respect to CZFS Stock and CZFS does not have any commitments to authorize, issue or sell any CZFS Stock or Rights.

Section 4.05 Subsidiaries.  Except as set forth on CZFS Disclosure Schedule 4.05, CZFS does not, directly or indirectly, own or control any Affiliate.  Except as disclosed on CZFS Disclosure Schedule 4.05, CZFS does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by CZFS has not been conducted through any other direct or indirect Subsidiary or Affiliate of CZFS.  No such equity investment identified in CZFS Disclosure Schedule 4.05 is prohibited by the applicable federal or state laws and regulations.

Section 4.06 Corporate Power; Minute Books.  Each of CZFS, CZFSAC and FCCB has the corporate or other power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of CZFS, CZFSAC and FCCB has the corporate or other power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.  The minute books of CZFS contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of CZFS and the CZFS Board (including committees of the CZFS Board). The minute books of CZFSAC contain true, complete and accurate records, in all material respects, of all meetings and other limited liability company actions held or taken by the member of CZFSAC. The minute books of FCCB contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of FCCB and the FCCB Board (including committees of the FCCB Board).

Section 4.07 Execution and Delivery.  This Agreement and the transactions contemplated hereby have been authorized by (i) all necessary corporate action of CZFS and FCCB and each of their respective Boards of Directors and (ii) all necessary limited liability company action of CZFSAC, on or prior to the date hereof.  No vote of the shareholders of CZFS is required by law, the charter and bylaws of CZFS or otherwise to approve this Agreement, or issue shares of CZFS and the transactions contemplated hereby. Each of CZFS, CZFSAC and FCCB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by HVBC and HVB, this Agreement is a valid and legally binding obligation of each of CZFS, CZFSAC and FCCB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.08 Regulatory Approvals; No Defaults.

(a)          No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CZFS or any of its Subsidiaries in connection with the execution, delivery or performance by CZFS, CZFSAC or FCCB of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications, notices or waiver requests, and consents, approvals or waivers described in Section 4.08(b).  As of the date hereof, CZFS has no Knowledge of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.

(b)          Subject to the receipt of all consents, approvals, waivers or non-objections of a Governmental Authority required to consummate the transactions contemplated by this Agreement, including, without limitation, (1) approvals of the FRB and the PADOBS (“Regulatory Approvals”), (2) the required filings under federal and state securities laws, (3) the declaration of effectiveness of the Merger Registration Statement by the SEC, and (4) approval of the listing of CZFS Stock to be issued in the Merger on the NASDAQ, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by CZFS, CZFSAC and FCCB do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of CZFS or of any of its Subsidiaries or to which CZFS or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the charter or bylaws or other organizational documents of CZFS, CZFSAC or FCCB, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement, except for such violations, conflicts, breaches or defaults under clause (i) or (iii) hereof which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CZFS, CZFSAC or FCCB.

(c)          As of the date of this Agreement, CZFS has no Knowledge of any reasons relating to CZFS, CZFSAC or FCCB (including, without limitation, compliance with the CRA or the USA PATRIOT Act) why any of the Regulatory Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 4.09 Absence of Certain Changes or Events.  Since December 31, 2021, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CZFS and its Subsidiaries taken as a whole.

Section 4.10 SEC Documents; Financial Statements; and Financial Controls and Procedures          .

(a)          CZFS’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2021 (the “CZFS 2021 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by CZFS or any of its Subsidiaries subsequent to January 1, 2022, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “CZFS SEC Documents”), with the SEC, and all of the CZFS SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such CZFS SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such CZFS SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of CZFS and its Subsidiaries contained in the CZFS 2021 Form 10-K and, except for liabilities reflected in CZFS SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2021, neither CZFS nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto. The books and records of CZFS have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. S.R. Snodgrass, P.C. has not resigned or been dismissed as independent public accountants of CZFS as a result of or in connection with any disagreements with CZFS on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          CZFS and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ.  CZFS (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the CZFS Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CZFS’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CZFS’s internal control over financial reporting.

Section 4.11 Regulatory Matters.

(a)          Each of CZFS, CZFSAC and FCCB has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2020 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by any Governmental Authority in the regular course of the business of CZFS, CZFSAC and/or FCCB, no Governmental Authority has initiated any proceeding, or to the Knowledge of CZFS, investigation into the business or operations of CZFS, CZFSAC and/or FCCB, since January 1, 2020.  FCCB is “well-capitalized” as defined in applicable laws and regulations, and FCCB has a Community Reinvestment Act rating of “satisfactory” or better.

(b)          Other than as set forth in CZFS Disclosure Schedule 4.11, since January 1, 2020, CZFS has timely filed with the SEC and NASDAQ all documents required by the Securities Act and the Exchange Act and such documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Act and the Exchange Act.

(c)          Neither CZFS, FCCB nor any of their respective properties is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the PADOBS and the FRB) or the supervision or regulation of it.  Neither CZFS nor FCCB has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

(d)          Neither CZFS nor FCCB is a party to any agreement with any individual or group regarding CRA matters and neither CZFS nor FCCB has any Knowledge of, nor has CZFS or FCCB been advised in writing of or has any reason to believe (based on CZFS’s Home Mortgage Disclosure Act data for the year ended December 31, 2021, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause CZFS or FCCB: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in material violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in material compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by CZFS pursuant to 12 C.F.R. Part 208, Subpart J, Appendix D.  Furthermore, the CZFS Board has adopted and CZFS has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 4.12 Legal Proceedings.

(a)          Other than as set forth in CZFS Disclosure Schedule 4.12, (i) there are no pending or, to the Knowledge of CZFS, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against CZFS and (ii) to CZFS’s Knowledge, there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b)          Neither CZFS nor CZFSAC nor FCCB is a party to any, nor are there any pending or, to CZFS’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against CZFS, CZFSAC or FCCB in which, to the Knowledge of CZFS, there is a reasonable probability of any material recovery against or other Material Adverse Effect on CZFS or any of its Subsidiaries or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c)          There is no injunction, order, judgment or decree imposed upon CZFS or any of its Subsidiaries, nor on any of the assets of CZFS or any of its Subsidiaries, and, to CZFS’s Knowledge, no such action has been threatened against CZFS of any of its Subsidiaries.

(d)          Neither CZFS nor CZFSAC nor FCCB has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

Section 4.13 Compliance With Laws.

(a)          Each of CZFS and its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Investment Company Act of 1940, as amended, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b)          Each of CZFS and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CZFS and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CZFS’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c)          Neither CZFS nor its Subsidiaries has received, since January 1, 2020, notification or communication from any Governmental Authority (i) asserting that it is not in material compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to CZFS’s Knowledge, do any grounds for any of the foregoing exist).

(d)          Since January 1, 2020, CZFS has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in all material respects in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, the Finance Laws, and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity.  In addition, there is no pending or, to the Knowledge of CZFS, threatened charge by any Governmental Authority that CZFS has violated, nor any pending or, to CZFS’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

Section 4.14 Brokers.  Neither CZFS nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that CZFS has engaged, and will pay a financial analysis fee to, Janney Montgomery Scott LLC.

Section 4.15 Employee Benefit Plans.

(a)          All benefit and compensation plans, contracts, policies or arrangements maintained, sponsored or contributed to by CZFS covering current or former employees of CZFS and current or former directors (collectively, the “CZFS Benefit Plans”) are in compliance with all applicable laws, including ERISA and the Code, in all material respects.

(b)          Each CZFS Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “CZFS Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination (or, if applicable, opinion or advisory) letter from the IRS, and to the Knowledge of CZFS, there are no circumstances likely to result in revocation of any such favorable determination (or, if applicable, opinion or advisory) letter or the loss of the qualification of such CZFS Pension Plan under Section 401(a) of the Code.  There is no pending or, to CZFS’s Knowledge, threatened claim, action, suit, litigation, proceeding, arbitration, mediation, investigation or audit relating to the CZFS Benefit Plans (other than routine claims for benefits in the normal course).  CZFS has not engaged in a transaction with respect to any CZFS Benefit Plan or CZFS Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject CZFS to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)          Neither CZFS nor any entity which is considered to be one employer with CZFS under Section 4001 of ERISA or Section 414 of the Code maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA.  None of the CZFS Benefit Plans is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(d)          All contributions, payments, and other obligations required to be made under the terms of any CZFS Benefit Plan or an agreement with any CZFS employee have been timely made or have been reflected on the financial statements of CZFS.

(e)          Each CZFS Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.

Section 4.16 Labor Matters.  None of CZFS or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CZFS or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel CZFS or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to CZFS’s Knowledge, threatened, nor is CZFS or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. CZFS and each of its Subsidiaries has paid in full to all of its employees or adequately accrued in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. CZFS and each of its Subsidiaries has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes, if applicable, and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers, except as would not reasonably be expected to result in a material liability to CZFS and its Subsidiaries, taken as a whole.

Section 4.17 Tax Matters.

(a)          CZFS and its Subsidiaries have filed all income and other material Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed.  All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations.  All material Taxes due and owing by CZFS (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of CZFS and which CZFS is contesting in good faith.  CZFS is not the beneficiary of any extension of time within which to file any Tax Return, and neither CZFS nor any of its Subsidiaries currently has any open tax years other than those with respect to which the statute of limitations has not expired.  No claim has ever been made by an authority in a jurisdiction where CZFS does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Liens for material Taxes (other than Taxes not yet due and payable) upon any of the assets of CZFS.

(b)          Each of CZFS and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

(c)          No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of CZFS are pending with respect to CZFS.  CZFS has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where CZFS has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against CZFS.

Section 4.18 Loans; Nonperforming Assets.

(a)          Except as set forth in CZFS Disclosure Schedule 4.18(a), none of CZFS or any of its Subsidiaries is a party to any written or oral (i) Loan under the terms of which the obligor was, as of June 30, 2022, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of CZFS or any of its Subsidiaries, or to the Knowledge of CZFS, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.  CZFS Disclosure Schedule 4.18(a) identifies (x) each Loan that as of June 30, 2022 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by CZFS or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of CZFS that as of June 30, 2022 was classified as OREO and the book value thereof.

(b)          Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of CZFS, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)          The loan documents with respect to each Loan were in material compliance with applicable laws and regulations and CZFS’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct.

Section 4.19 Deposit Insurance.  The deposits of FCCB are insured by the FDIC in accordance with the Federal Deposit Insurance Act to the fullest extent permitted by law, and FCCB has paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act.  No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of CZFS, threatened.

Section 4.20 CZFS Stock.  The shares of CZFS Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.21 Antitakeover Provisions.  No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 4.22 Proxy Statement/Prospectus. As of the date of the Proxy Statement/Prospectus, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to HVBC and its Subsidiaries included in the Proxy Statement/Prospectus.

Section 4.23 Environmental Matters. Except as set forth in CZFS Disclosure Schedule 4.23, each property owned, leased or operated by CZFS and its Subsidiaries are, and have been, in material compliance with all Environmental Laws.  Neither CZFS nor any of its Subsidiaries has Knowledge of, nor has CZFS or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of CZFS or FCCB with all Environmental Laws.

Section 4.24 Available Funds. CZFS has cash, and immediately prior to the Effective Time, will have cash sufficient to pay the aggregate amount of cash as required pursuant to Section 2.01.

Section 4.25 Disclosure.  The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

COVENANTS

Section 5.01 Covenants of HVBC.  During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the HVBC Disclosure Schedule) or with the prior written consent of CZFS (such consent not to be unreasonably delayed, conditioned or withheld), HVBC and HVB shall carry on their respective business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations.  HVBC and HVB will use their respective reasonable best efforts to (i) preserve their business organizations intact, (ii) keep available to itself and CZFS the present services of the current officers, employees, directors and other key individual service providers of HVBC and any of its Subsidiaries and (iii) preserve for themselves and CZFS the goodwill of the customers of HVBC and HVB and others with whom business relationships exist.  Without limiting the generality of the foregoing, and except as set forth in the HVBC Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by CZFS (such consent not to be unreasonably delayed, conditioned or withheld) or if required by any Bank Regulator, HVBC and HVB shall not:

(a)          Capital Stock.  Other than pursuant to HVBC Options outstanding as of the date hereof and listed in the HVBC Disclosure Schedule (i) issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights other than capital stock upon the vesting or exercise of any equity awards granted pursuant to an HVBC employee benefits plan outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof, including in connection with “net settling” any outstanding awards, (ii) permit any additional shares of capital stock to become subject to grants of employee, director or other stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any HVBC Stock, or obligate itself to purchase, retire or redeem, any of its shares of HVBC Stock (except to the extent necessary to effect a cashless exercise of HVBC Options outstanding on the date hereof and listed in the HVBC Disclosure Schedule, in accordance with the terms applicable to such HVBC Options as of the date hereof).

(b)          Dividends; Etc.  (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of HVBC Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(c)          Compensation; Employment Agreements, Etc.  Except as provided for on HVBC Disclosure Schedule 5.01(c), enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee or other individual service provider of HVBC or HVB or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall be more than five percent (5%) with respect to any individual employee and all such increases in the aggregate shall not exceed three percent (3%) of total compensation, and provided further that any increases, either singularly or in the aggregate, shall be consistent with HVBC’s 2022 budget, a copy of which has been made available to CZFS, (ii) as required under applicable law, the terms of this Agreement or the terms of any HVBC Benefit Plan in effect on the date hereof,  (iii) HVBC shall be permitted to make cash contributions to the HVBC 401(k) Plan and the HVB ESOP in the ordinary course of business consistent with past practice, and (iv) HVBC shall be permitted to pay 2022 bonuses to the individuals and in the amounts set forth on HVBC Disclosure Schedule 5.01(c).

(d)          Hiring.  Hire any person as an employee of HVBC or any of its Subsidiaries or promote any employee to a position of Senior Vice President or above or to the extent such hire or promotion would increase any severance obligation, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on HVBC Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $100,000 and whose employment is terminable at the will of HVBC or HVB, as applicable, provided, however, that HVBC or HVB must provide notice to CZFS within three (3) days following the hiring of any persons hired to fill a vacancy.

(e)          Benefit Plans.  Except as provided for on HVBC Disclosure Schedule 5.01(e), enter into, establish, amend, modify or terminate any HVBC Benefit Plan or adopt an arrangement that would constitute a HVBC Benefit Plan, except (i) as may be required by applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to CZFS, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on HVBC Disclosure Schedule 5.01(e).

(f)          Transactions with Affiliates.  Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g)          Dispositions.  Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to HVBC taken as a whole.

(h)          Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i)          Capital Expenditures.  Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(j)          Governing Documents.  Amend the charter or bylaws of HVBC or HVB.

(k)          Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP or by a Bank Regulator.

(l)          Contracts.  Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify, renew or terminate any Material Contract.

(m)          Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which HVBC or HVB is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by HVBC or HVB of an amount which exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of HVBC or HVB; provided, however, that HVBC or HVB may not enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation for which HVBC or HVB has not provided notice to CZFS of the existence of such action, suit, proceeding, order or investigation.

(n)          Banking Operations.  Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o)          Derivative Transactions.  Except in the ordinary course of business consistent with past practice, enter into any Derivative Transactions.

(p)          Indebtedness.  Incur any indebtedness for borrowed money or other liabilities (including brokered deposits and wholesale funding), federal funds purchased, borrowings from the FHLB and securities sold under agreements to repurchase, each with a duration exceeding one (1) year, other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q)          Investment Securities.  Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not in accordance with HVBC’s investment policy or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r)          Loans.  Except to satisfy contractual obligations existing as of the date hereof and set forth on HVBC Disclosure Schedule 5.01(r) make, renegotiate, renew, increase, extend, modify or purchase any Loan, in an amount that would result in a lending relationship to a borrower or an affiliated group of borrowers in excess of $3.0 million.  For purposes of this Section 5.01(r), consent shall be deemed given unless CZFS objects within 48 hours of receiving a notification from HVBC.

(s)          Investments in Real Estate.  Make any equity investment or equity commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t)          Taxes.  Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any material Tax attribute, file any material claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment.

(u)          Compliance with Agreements.  Commit any act or omission which constitutes a material breach or default by HVBC or HVB under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v)          Environmental Assessments.  Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w)          Insurance.  Cause or allow the loss of insurance coverage maintained by HVBC that would have a Material Adverse Effect on HVBC, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.

(x)          Liens.  Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.

(y)          Adverse Actions.  Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation or by a Bank Regulator or (iv) a material delay of the approval or completion of the Merger.

(z)          Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Covenants of CZFS.  CZFS will, and it will cause each of its Subsidiaries to, (i) carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations and (ii) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises. From the date hereof until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, without the prior written consent of HVBC, CZFS will not, and will cause each of its Subsidiaries not to:

(a)          Adverse Actions.  Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation, (iv) preventing the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (v) (i) preventing or adversely affecting or delaying the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby.

(b)          Dividend Record Date.  Change its record date for payment of its quarterly dividend from the record date established in the prior year’s quarter in a manner that is inconsistent with past practice.

(c)          Capital Stock. Except as set forth in CZFS Disclosure Schedule 5.02(c), grant, issue, deliver or sell any additional shares of capital stock or Rights; provided, however, that CZFS may (i) grant equity awards pursuant to its employee benefit plans as required by any CZFS employee benefit plan or in the ordinary course consistent with past practice, (ii) issue capital stock upon the vesting or exercise of any equity awards granted pursuant to a CZFS employee benefits plan outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof, including in connection with “net settling” any outstanding awards, and (iii) issue CZFS capital stock in connection with the transactions contemplated hereby.

(d)          Dividends; Etc. Except as set forth in CZFS Disclosure Schedule 5.02(d), other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby, make, declare, pay or set aside for payment any stock dividend on or in respect of, or declare or make any distribution on any shares of CZFS Stock; or (iii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(e)          Amending Charter or Bylaws. Amend its charter or bylaws in a manner that would materially and adversely affect the holders of HVBC Stock, as prospective holders of CZFS Stock, relative to other holders of CZFS Stock.

(f)          Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03 Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the transactions contemplated by this Agreement, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04 Shareholder Approval.  HVBC agrees to take, in accordance with applicable law, the charter and bylaws of HVBC, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by HVBC’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “HVBC Meeting”) and, subject to Section 5.05 and Section 5.11, shall take all lawful action to solicit such approval by such shareholders.  HVBC agrees to use its best efforts to convene the HVBC Meeting within forty (40) days after the initial mailing of the Proxy Statement/Prospectus to shareholders of HVBC.  Except with the prior approval of CZFS, no other matters shall be submitted for the approval of HVBC shareholders at the HVBC Meeting.  The HVBC Board shall at all times prior to and during the HVBC Meeting recommend adoption of this Agreement by the shareholders of HVBC (the “HVBC Recommendation”) and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to CZFS or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11.

Section 5.05 Merger Registration Statement; Proxy Statement/Prospectus.  For the purposes of (x) registering CZFS Stock to be offered to holders of HVBC Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the HVBC Meeting, CZFS shall draft and prepare, and HVBC shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by CZFS in the Merger (the “Merger Registration Statement”), including the Proxy Statement/Prospectus.  CZFS shall provide HVBC and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments that are filed with the SEC.  CZFS shall use its reasonable best efforts to file the Merger Registration Statement with the SEC within sixty (60) days from the date hereof.  Each of CZFS and HVBC shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and shall thereafter promptly mail the Proxy Statement/Prospectus to HVBC’s shareholders.  CZFS shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and HVBC shall furnish to CZFS all information concerning HVBC and the holders of HVBC Stock as may be reasonably requested in connection with such action.

Section 5.06 Cooperation and Information Sharing.  HVBC shall provide CZFS with any information concerning HVBC that CZFS may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information. CZFS shall promptly provide to HVBC copies of all correspondence between it or any of its representatives and the SEC.  CZFS shall provide HVBC and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of CZFS and HVBC agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC, and to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto, to be mailed to the holders of HVBC Stock entitled to vote at the HVBC Meeting at the earliest practicable time.

Section 5.07 Supplements or Amendment.  HVBC and CZFS shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, HVBC shall cooperate with CZFS in the preparation of a supplement or amendment to such Proxy Statement/Prospectus which corrects such misstatement or omission, and CZFS shall file an amended Merger Registration Statement with the SEC, and HVBC shall mail an amended Proxy Statement/Prospectus to its respective shareholders.

Section 5.08 Regulatory Approvals.  Each of HVBC and CZFS will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to affect all necessary filings and to obtain all necessary permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and CZFS shall use its reasonable best efforts to make any initial application filings with Governmental Authorities within forty-five (45) days from the date hereof.  HVBC and CZFS will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the filing of the Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of CZFS or HVBC to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.  Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority.  In addition, CZFS and HVBC shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

Section 5.09 Press Releases.  HVBC and CZFS agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by HVBC and CZFS. Thereafter, HVBC and CZFS shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law.  HVBC and CZFS shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10 Access; Information.

(a)          HVBC agrees that upon reasonable notice and subject to applicable laws, it shall afford CZFS and its officers, employees, counsel, accountants and other authorized representatives such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any confidential supervisory information), properties and personnel of HVBC and to such other information relating to HVBC as CZFS may reasonably request and, during such period, it shall furnish promptly to CZFS all information concerning the business, properties and personnel of HVBC as CZFS may reasonably request. CZFS shall use commercially reasonable efforts to minimize any interference with HVBC’s regular business operations during any such access to HVBC’s employees, property, books and records.

(b)          All information furnished to CZFS by HVBC pursuant to Section 5.10(a) shall be subject to, and CZFS shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement, dated as of July 13, 2022, by and between HVBC and CZFS (the “Confidentiality Agreement”).

(c)          Notwithstanding anything to the contrary contained in this Section 5.10, in no event shall CZFS have access to any information that, based on advice of HVBC’s counsel, would: (a) reasonably be expected to waive any material legal privilege; (b) result in the disclosure of any trade secrets of third parties; or (c) violate any obligation of HVBC with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by CZFS, HVBC has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality.  All requests made pursuant to this Section 5.10 will be directed to an executive officer of HVBC or such Person or Persons as may be designated by HVBC. No investigation by CZFS of the business and affairs of HVBC shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of CZFS to consummate the transactions contemplated by this Agreement.

Section 5.11 No Solicitation by HVBC.

(a)          HVBC shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of HVBC (collectively, the “HVBC Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than CZFS) any confidential or non-public information or data with respect to HVBC or otherwise relating to an Acquisition Proposal; or (iii) without the prior written consent of CZFS, release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which HVBC is a party. HVBC shall, and shall cause each of the HVBC Representatives to, (x) immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal, and (y) as soon as practicable after the date hereof, request the prompt return or destruction of all confidential information made available by HVBC or on its behalf during the past twelve months in connection with any actual or potential Acquisition Proposal.

(b)          Notwithstanding Section 5.11(a), prior to the HVBC Meeting, HVBC may take any of the actions described in clause (ii) of Section 5.11(a) if, but only if, (i) HVBC has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.11; (ii) the HVBC Board determines in good faith, (A) after consultation with its outside legal counsel and, with respect to financial matters, its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with its outside legal counsel, and with respect to financial matters, its financial advisors, determines in good faith that it is required to take such actions to comply with its fiduciary duties under applicable law; (iii) HVBC has provided CZFS with at least twenty-four hours’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to HVBC or otherwise relating to an Acquisition Proposal, HVBC receives from such Person a confidentiality agreement with terms not materially less favorable to HVBC than those contained in the Confidentiality Agreement. In addition, if HVBC receives an Acquisition Proposal that constitutes or is reasonably expected to result in a Superior Proposal and HVBC has not breached any of the covenants set forth in this Section 5.11, then HVBC, or any HVBC Representative may, with the prior approval of the HVBC Board at a duly called meeting, contact the Person who has submitted (and not withdrawn) such Acquisition Proposal, or any of such Person’s representatives, solely (x) to clarify the terms and conditions of such Acquisition Proposal and (y) if such Acquisition Proposal initially is made orally, to direct such Person to submit the Acquisition Proposal to HVBC confidentially in writing. HVBC shall promptly provide to CZFS any non-public information regarding HVBC provided to any other Person which was not previously provided to CZFS, such additional information to be provided no later than the date of provision of such information to such other party.

(c)          HVBC shall promptly (and in any event orally within 24 hours and in writing within two days) notify CZFS if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, HVBC or the HVBC Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such inquiry, proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such inquiry, proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). HVBC agrees that it shall keep CZFS informed, on a reasonably current basis (and in any event within 24 hours), of the status and terms of any material developments with respect to such inquiry, proposal, offer, information request, negotiations or discussions (including, in each case, any amendments or modifications thereto). HVBC shall provide CZFS with at least 24 hours’ prior notice of any meeting of the HVBC Board at which the HVBC Board is reasonably expected to consider any Acquisition Proposal.

(d)          Subject to Section 5.11(e), neither the HVBC Board nor any committee thereof shall (i) withdraw, qualify, amend, modify or withhold, or propose to withdraw, qualify, amend, modify or withhold, in a manner adverse to CZFS in connection with the transactions contemplated by this Agreement (including the Merger), the HVBC Recommendation, fail to reaffirm the HVBC Recommendation within five Business Days following a request by CZFS, or make any statement, announcement or release, in connection with the HVBC Meeting or otherwise, inconsistent with the HVBC Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the HVBC Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause HVBC to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.11(b)) or (B) requiring HVBC to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)          Notwithstanding anything to the contrary set forth in this Agreement, prior to the HVBC Meeting, the HVBC Board may withdraw, qualify, amend or modify the HVBC Recommendation in connection therewith (a “HVBC Subsequent Determination”) and/or terminate this Agreement pursuant to Section 7.01(g)(ii) after the fourth Business Day following CZFS’s receipt of a written notice (the “Notice of Superior Proposal”) from HVBC advising CZFS that the HVBC Board intends to determine that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.11) constitutes a Superior Proposal if, but only if, (i) the HVBC Board has reasonably determined in good faith, after consultation with outside legal counsel, that it is required to take such actions to comply with its fiduciary duties under applicable law, (ii) during the three Business Day period after receipt of the Notice of Superior Proposal by CZFS (the “Notice Period”), HVBC and the HVBC Board shall have cooperated and negotiated in good faith with CZFS to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable HVBC to proceed with the HVBC Recommendation without a HVBC Subsequent Determination; provided, however, that CZFS shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by CZFS since its receipt of such Notice of Superior Proposal, the HVBC Board in good faith makes the determination (A) in clause (i) of this Section 5.11(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, HVBC shall be required to deliver a new Notice of Superior Proposal to CZFS and again comply with the requirements of this Section 5.11(e), except that the Notice Period shall be reduced to two Business Days.  In addition to the foregoing, the HVBC Board shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger at the HVBC Meeting.

(f)          Nothing contained in this Section 5.11 shall prohibit HVBC or the HVBC Board from complying with HVBC’s obligations required under Rules 14d-9  and 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to HVBC’s shareholders; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the HVBC Recommendation unless it is limited to a stop, look and listen communication or the HVBC Board reaffirms the HVBC Recommendation in such disclosure.

Section 5.12 Certain Policies.  Prior to the Effective Date, HVBC shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of CZFS; provided, however, that HVBC shall not be obligated to take any action pursuant to this Section 5.12 unless and until CZFS acknowledges, and HVBC is satisfied, that all conditions to HVBC’s obligation to consummate the Merger have been satisfied and that CZFS shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by HVBC pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of HVBC or its management with any such adjustments, nor any admission that the previously furnished financial statements or information did not fully comply in all respects with GAAP or regulatory requirements.

Section 5.13 Indemnification.

(a)          From and after the Effective Time, CZFS (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of HVBC or HVB, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether formal or informal (each, a “Proceeding”) arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of HVBC or HVB or is or was serving at the request of HVBC or HVB as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of HVBC or HVB, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the BCL or the charter or bylaws of HVBC or HVB as in effect on the date hereof (subject to change as required by law).  CZFS’s obligations under this Section 5.13(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification and advancement in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding.  Notwithstanding any other provision of this Section 5.13, the Indemnifying Party shall advance all reasonable costs, expenses and fees (including reasonable attorneys’ fees) incurred by or on behalf of an Indemnified Party in connection with any Proceeding within thirty (30) days after the receipt by the Indemnifying Party of a statement or statements from the Indemnified Party requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall be made in good faith and shall reasonably evidence the costs, expenses and fees incurred by the Indemnified Party (which shall include invoices in connection with such costs, fees and expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause the Indemnified Party to waive any privilege or protection accorded by applicable law shall not be included with the invoice), and shall include or be preceded or accompanied by a written undertaking by or on behalf of the Indemnified Party to repay any costs, expenses or fees advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such costs, expenses or fees. Any advances and undertakings to repay pursuant to this Section 5.13 shall be unsecured and interest free and made without regard to the Indemnified Party’s ability to repay such advances or ultimate entitlement to indemnification.

(b)          Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such Proceeding, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party.  In the event of any such Proceeding (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof with counsel which is reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will reasonably cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by a final non-appealable adjudication of an applicable federal or state banking agency or a court of competent jurisdiction.

(c)          Prior to the Effective Time, CZFS shall purchase an extended reporting period endorsement under HVBC’s existing directors’ and officers’ liability insurance coverage for HVBC’s directors and officers in a form acceptable to HVBC which shall provide such directors and officers with coverage for six years following the Effective Time for claims made against such directors and officers arising from any act, error or omission by such directors and officers existing or occurring at or prior to the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the directors and officers than the directors’ and officers’ liability insurance coverage presently maintained by HVBC (provided that CZFS may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to HVBC’s existing coverage limits), so long as the aggregate cost is not more than 250% of the annual premium currently paid by HVBC for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, CZFS shall use its reasonable best efforts to purchase such lesser coverage as may be obtained with such amount.

(d)          The rights of indemnification and advancement as provided by this Section 5.13 shall not be deemed exclusive of any other rights to which the Indemnified Party may at any time be entitled under the charter or bylaws of HVBC or as provided in applicable law as in effect on the date hereof (subject to change as required by law), any agreement, a vote of stockholders, a resolution of directors of HVBC, or otherwise. In the event that an Indemnified Party, pursuant to this Section 5.13, seeks an adjudication of such person’s rights under, or to recover damages for breach of, this Section 5.13, or to recover under any directors’ and officers’ liability insurance coverage maintained by HVBC or CZFS, the Indemnifying Party shall pay on such Indemnified Party’s behalf, any and all reasonable costs, expenses and fees (including reasonable attorneys’ fees ) incurred by such Indemnified Party in such judicial adjudication, to the fullest extent permitted by law, only to the extent that the Indemnified Party prevails in such judicial adjudication.

(e)          If CZFS or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of CZFS shall assume the obligations set forth in this Section 5.13.

(f)          The obligations of CZFS provided under this Section 5.13 are intended to be enforceable against CZFS directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of CZFS.

Section 5.14 Employees; Benefit Plans.

(a)          Following the Closing Date and except to the extent an alternative treatment is set forth in this Section 5.14, CZFS may choose to maintain any or all of the HVBC Benefit Plans in its sole discretion and HVBC shall cooperate with CZFS in order to effect any plan terminations to be made as of the Effective Time. For the period commencing at the Effective Time and ending 12 months after the Effective Time (or until the applicable Continuing Employee’s earlier termination of employment), CZFS shall provide, or cause to be provided, to each employee of HVBC or HVB who continues with the Surviving Bank as of the Closing Date (a “Continuing Employee”) (i) a base salary or a base rate of pay at least equal to the base salary or base rate of pay provided to similarly situated employees of CZFS or any Subsidiary of CZFS and (ii) other benefits (other than severance, termination pay or equity compensation) at least substantially comparable in the aggregate to the benefits provided to similarly situated employees of CZFS or any Subsidiary of CZFS.  For any HVBC Benefit Plan terminated for which there is a comparable employee benefit or compensation plan, program, policy, agreement or arrangement of CZFS or any of its Subsidiaries (a “CZFS Benefit Plan”) of general applicability, CZFS shall take all commercially reasonable action so that Continuing Employees shall be entitled to participate in such CZFS Benefit plan to the same extent as similarly-situated employees of CZFS (it being understood that inclusion of the employees of HVBC and HVB in the CZFS Benefit Plans may occur at different times with respect to different plans).  CZFS shall cause each CZFS Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting under the CZFS Benefit Plans (but not for purposes of benefit accrual) the service of such employees with HVBC or HVB to the same extent as such service was credited for such purpose by HVBC or HVB; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of CZFS to amend or terminate any of the HVBC Benefit Plans or CZFS Benefit Plans in accordance with their terms at any time; provided, however, that CZFS shall continue to maintain the HVBC Benefit Plans (other than stock based or incentive plans) for which there is a comparable CZFS Benefit Plan until the HVBC Employees are permitted to participate in the CZFS Benefit Plans, unless such CZFS Benefit Plan has been frozen or terminated with respect to similarly situated employees of CZFS or any Subsidiary of CZFS.  Following the Closing Date, CZFS shall honor, in accordance with HVBC’s policies and procedures in effect as of the date hereof, any employee expense reimbursement obligations of HVBC for out-of-pocket expenses incurred during the calendar year in which the Closing occurs by any Continuing Employee.

(b)          Without limiting the generality of Section 5.14(a), if requested by CZFS in writing not less than thirty (30) days prior to the Closing, HVBC or HVB, as applicable, shall take all actions necessary to cease contributions to and terminate each HVBC Benefit Plan that is intended to qualify under Code Section 401(k) (each, an “HVBC 401(k) Plan”), and to adopt written resolutions, the form and substance of which shall be reasonably satisfactory to CZFS, to terminate each such HVBC 401(k) Plan; provided, however, that each such HVBC 401(k) Plan termination may be made contingent upon the consummation of the transactions contemplated by this Agreement. In the event CZFS elects to terminate the HVBC 401(k) Plan prior to the Closing Date, CZFS shall take any and all actions as may be required to permit Continuing Employees to participate in a CZFS Benefit Plan that is intended to qualify under Code Section 401(k) (a “CZFS 401(k) Plan”) immediately following the Closing Date and to permit Continuing Employees to roll over their account balances in the HVBC 401(k) Plan, including any participant loans under the HVBC 401(k) Plan, into the CZFS 401(k) Plan.

(c)          CZFS shall either continue to maintain the medical, dental, vision, prescription drug, disability plan or life insurance plans of HVBC or HVB, as applicable, following the Effective Time or take any and all actions as may be required to ensure that Continuing Employees are eligible to participate in CZFS Benefit Plans immediately following the Effective Time so that no Continuing Employee has a gap in medical, dental, vision, prescription drug, disability plan or life insurance coverage.  If employees of HVBC or HVB become eligible to participate in a medical, dental, vision, prescription drug, disability plan or life insurance plan of CZFS upon termination of such plan of HVBC or HVB, CZFS shall use all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable CZFS plan, (ii) provide credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous HVBC Benefit Plan prior to the Effective Time.

(d)          CZFS agrees to pay to each employee of HVBC or HVB that is not covered by a written employment or severance agreement and either (i) is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities and pay where the employee is not required to commute a distance greater than thirty (30) miles more than the employee’s commute as of the Effective Time) by CZFS or any of its Subsidiaries after the Effective Time, or (ii) is terminated by CZFS or any of its Subsidiaries, without cause, within twelve (12) months following the Effective Time, a severance payment equal to two (2) weeks of his or her then current base salary multiplied by the number of total completed years of service with HVBC or HVB; provided, however, that the minimum severance payment shall equal four (4) weeks of his or her base salary and the maximum severance payment shall not exceed twenty-six (26) weeks of his or her base salary; and provided further, that such employee enters into a release of claims in a form reasonably satisfactory to CZFS and that such employee does not voluntarily leave employment with HVBC or HVB prior to the Effective Time.  The severance payment will be payable in a cash lump sum within fifteen (15) days following the date that the release of claims becomes irrevocable.

(e)          To the extent necessary, CZFS and HVBC may provide a retention pool as mutually agreed by CZFS and HVBC to enable CZFS and HVBC to provide retention incentives to certain employees of HVBC or HVB who are not covered by a written employment agreement, the recipients and amounts to be mutually determined by CZFS and HVBC.  Such designated employees will enter into retention agreements to be agreed upon by CZFS and HVBC.

(f)          Subject to the occurrence of the Closing, the HVB ESOP shall be terminated by HVB prior to the Closing Date. In connection with the termination of the HVB ESOP, all plan accounts shall be fully vested, all outstanding indebtedness of the HVB ESOP shall be repaid by delivering a sufficient number of unallocated shares of HVBC Stock to HVBC, at least five (5) Business Days prior to the Effective Time, all remaining shares of HVBC Stock held by the HVB ESOP shall be converted into the right to receive the Merger Consideration, and the balance of the unallocated shares and any other unallocated assets remaining in the HVB ESOP after repayment of the HVB ESOP loan shall be allocated as earnings to the accounts of the HVB ESOP participants who are employed as of the date of termination of the HVB ESOP based on their account balances under the HVB ESOP as of the date of termination of the HVB ESOP and distributed to HVB ESOP participants after the receipt of a favorable determination letter from the IRS. Prior to the Effective Time, HVB shall take all such actions as are necessary (determined in consultation with CZFS) to submit the application for favorable determination letter in advance of the Effective Time. HVB will adopt such amendments to the HVB ESOP to effect the provisions of this Section 5.14(f). Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the HVB ESOP upon its termination, the account balances in the HVB ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct; provided however, that nothing contained herein shall delay the distribution or transfer of account balances in the HVB ESOP in the ordinary course for reasons other than the termination of such plan. Prior to the Closing Date, HVB shall provide CZFS with the final documentation evidencing that the actions contemplated herein have been effectuated. Notwithstanding anything herein to the contrary, HVB shall continue to accrue and make contributions to the HVB ESOP trust from the date of this Agreement through the termination date of the HVB ESOP in an amount sufficient (but not to exceed) the loan payments which become due in the ordinary course on the outstanding loans to the HVB ESOP prior to the termination of the HVB ESOP and shall make a pro-rated payment on the HVB ESOP loan for the 2023 plan year through and including the end of the calendar month immediately preceding the Closing, prior to the termination of the HVB ESOP.

(g)          Nothing contained in this Agreement, expressed or implied, shall (i) give any person, other than the parties hereto, any rights or remedies of any nature whatsoever, including any right to continued employment or service, under or by reason of this Section 5.14, (ii) cause any third party beneficiary rights in any current or former employee, director, other individual service provider of HVBC or any of its Subsidiaries to enforce the provisions of this Section 5.14 or any other matter related thereto, or (iii) be construed as an amendment to any HVBC Benefit Plan, CZFS Benefit Plan, or other employee benefit plan of CZFS, FCCB, HVBC or any of their respective Affiliates, or be construed to prohibit the amendment or termination of any such plan.

Section 5.15 Notification of Certain Changes.  CZFS and HVBC shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein.  From time to time prior to the Effective Time, but no more frequently than monthly (and no later than the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby.  No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Section 6.02(a) or Section 6.03(a) hereof, as the case may be, or the compliance by HVBC or CZFS, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 5.16 Current Information.  During the period from the date of this Agreement to the Effective Time, HVBC will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of CZFS and to report the general status of the ongoing operations of HVBC.  Without limiting the foregoing, HVBC agrees to provide CZFS (i) a copy of each report filed by HVBC with a Governmental Authority within three (3) Business Days following the filing thereof and (ii) monthly updates of the information required to be set forth in HVBC Disclosure Schedule 3.15.

Section 5.17 Board Packages.  HVBC shall distribute a copy of each HVBC Board package, including the agenda and any draft minutes, to CZFS at the same time and in the same manner in which it distributes a copy of such packages to the HVBC Board; provided, however, that HVBC shall not be required to copy CZFS on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of HVBC or any other matter that the HVBC Board has been advised of by counsel that such distribution to CZFS may violate a confidentiality obligation, any material legal privilege or fiduciary duty or any law or regulation.

Section 5.18 Transition; Informational Systems Conversion.  From and after the date hereof, CZFS and HVBC shall use their reasonable best efforts to facilitate the integration of HVBC with the business of CZFS following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of HVBC’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by CZFS and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of HVBC’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by HVBC in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. The parties acknowledge and agree that CZFS intends to complete the Informational Systems Conversion in the same week in which the Closing occurs and each of the parties shall use its commercially reasonable effort to facilitate the Informational Systems Conversion completion in such week; provided, however, the parties acknowledge and agree that (i) the intention to complete the Information Systems Conversion in the same week in which the Closing occurs shall not be required of the parties, and (ii) the parties shall effectuate the Merger pursuant to Section 1.07 and Article VI of this Agreement notwithstanding that the Information Systems Conversion may not occur in the same week in which the Closing occurs. In furtherance of the foregoing, HVBC shall take all action which is necessary and appropriate to facilitate the Informational Systems Conversion; provided, however, that CZFS shall pay all out of pocket fees, expenses or charges that HVBC may incur as a result of taking, at the request of CZFS, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by CZFS and/or HVBC in accordance with Section 7.01(a), Section 7.01(c) or Section 7.01(f), or by HVBC only in accordance with Section 7.01(d) or Section 7.01(e), CZFS shall pay to HVBC all reasonable fees, expenses or charges related to reversing the Informational Systems Conversion within ten (10) Business Days of HVBC providing CZFS written evidence of such fees, expenses or charges.

Section 5.19 Assumption of Debt. CZFS agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the HVBC’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

Section 5.20 Section 16 Matters. Prior to the Effective Time, each of HVBC Board and the CZFS Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall take all such reasonable action as may be required to cause to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act, to the fullest extent permitted by applicable law, any acquisitions or dispositions of shares of CZFS Stock (including derivative securities with respect to such shares) that are treated as acquisitions or dispositions under such rule and result from the transactions contemplated by this Agreement by officers and directors of HVBC subject to the reporting requirements of Section 16(a) of the Exchange Act or by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CZFS immediately after the Effective Time.

Section 5.21 Additional Actions by HVBC. Prior to the Closing Date, HVBC shall take all of the actions set forth in HVBC Disclosure Schedule 5.21.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01  Conditions to Obligations of the Parties to Effect the Merger.  The respective obligations of HVBC and CZFS to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a)          Regulatory Approvals.  All Regulatory Approvals shall have been obtained and shall remain in full force and effect, any requirements contained in the Regulatory Approvals to be completed on or before the Closing Date shall have been completed, and all statutory waiting periods in respect thereof shall have expired or been terminated. No Regulatory Approvals referred to in this Section 6.01(a) shall contain any condition, restriction or requirement which the CZFS Board, on the one hand, or the HVBC Board, on the other hand, reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that CZFS, on the one hand, or HVBC, on the other hand, would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.

(b)          Merger Registration Statement Effective.  The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c)          NASDAQ Listing.  The shares of CZFS Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d)          No Injunctions or Restraints; Illegality.  No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(e)          Tax Opinions.  CZFS shall have received a letter setting forth the written opinion of Hogan Lovells US LLP, in and form and substance reasonably satisfactory to CZFS, dated as of the Closing Date, and HVBC shall have received a letter setting forth the written opinion of Luse Gorman, PC, in form and substance reasonably satisfactory to HVBC, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

(f)          Shareholder Approval.  This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of HVBC Stock.

Section 6.02  Conditions to Obligations of CZFS.  The obligations of CZFS to consummate the Merger also are subject to the fulfillment or written waiver by CZFS prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of HVBC and HVB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on HVBC or the Surviving Corporation.  CZFS shall have received a certificate, dated the Closing Date, signed on behalf of HVBC by the Chief Executive Officer of HVBC to such effect.

(b)          Performance of Obligations of HVBC.  HVBC and HVB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CZFS shall have received a certificate, dated the Closing Date, signed on behalf of HVBC by the Chief Executive Officer of HVBC to such effect.

(c)          Voting Agreements.  The Voting Agreements shall have been executed and delivered by each director and certain executive officers set forth on the HVBC Disclosure Schedule 6.02(c) concurrently with HVBC’s execution and delivery of this Agreement and shall remain in effect and not have been revoked as of the Effective Time.

(d)          Other Actions.  HVBC shall have furnished CZFS with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.02 as CZFS may reasonably request.

Section 6.03  Conditions to Obligations of HVBC.  The obligations of HVBC to consummate the Merger also are subject to the fulfillment or written waiver by HVBC prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of CZFS set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on CZFS.  HVBC shall have received a certificate, dated the Closing Date, signed on behalf of CZFS by the Chief Executive Officer and the Chief Financial Officer of CZFS to such effect.

(b)          Performance of Obligations of CZFS.  CZFS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and HVBC shall have received a certificate, dated the Closing Date, signed on behalf of CZFS by the Chief Executive Officer and the Chief Financial Officer of CZFS to such effect.

(c)          Other Actions.  CZFS shall have furnished HVBC with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.03 as HVBC may reasonably request.

Section 6.04 Frustration of Closing Conditions.  Neither CZFS nor HVBC may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to this Article VI.

ARTICLE VII

TERMINATION

Section 7.01 Termination.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned:

(a)          Mutual Consent.  At any time prior to the Effective Time, by the mutual consent of CZFS and HVBC.

(b)          No Regulatory Approval.  By CZFS or HVBC, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c)          Shareholder Approval.  By either CZFS or HVBC (provided that if HVBC is the terminating party it shall not be in material breach of any of its obligations under Section 5.04), if the approval of the shareholders required to satisfy the condition set forth in Section 6.01(f) for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such HVBC shareholders, or at any adjournment or postponement of the HVBC Meeting.

(d)          Breach of Representations and Warranties.  By either CZFS or HVBC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by CZFS) or Section 6.03(a) (in the case of a breach of a representation or warranty by HVBC or HVB).

(e)          Breach of Covenants.  By either CZFS or HVBC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by HVBC or HVB) or Section 6.03(b) (in the case of a breach of a representation or warranty by CZFS).

(f)          Delay.  By either CZFS or HVBC if the Merger shall not have been consummated on or before June 30, 2023, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g)          Failure to Recommend; Third-Party Acquisition Transaction; Etc.

(i)          By CZFS, if (i) HVBC shall have breached its obligations under Section 5.11, (ii) the HVBC Board shall have failed to make its recommendation referred to in Section 5.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of CZFS, (iii) the HVBC Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than CZFS or a Subsidiary of CZFS or (iv) HVBC shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the HVBC Meeting in accordance with Section 5.04.

(ii)          By HVBC, subject to HVBC’s compliance with Section 7.02(a) if HVBC has received an Acquisition Proposal, and in accordance with Section 5.11 of this Agreement, the HVBC Board has made a determination that such Acquisition Proposal is a Superior Proposal and has determined to accept such Superior Proposal.

(h)          Decrease in CZFS Stock Price.  By HVBC, if both (i) the Average Closing Price is less than the product of the Starting Price multiplied by 0.80 (rounded to the nearest hundredth): and (ii) (A) the CZFS Ratio is less than (B) the difference between (1) the Index Ratio minus (2) 0.20; provided, however, that HVBC must elect to terminate this Agreement pursuant to this Section 7.02(h) by written notice (the “Termination Notice”) given to CZFS within five (5) days after the Determination Date and that HVBC’s right of termination shall be subject to the right of CZFS provided for below to increase the Exchange Ratio and/or make cash payments to holders of HVBC Stock.  During the five (5) day period immediately following the day on which CZFS receives the Termination Notice (the “Election Period”), CZFS shall have the right and option, in its sole and absolute discretion, to (x) increase the Exchange Ratio (calculated to the nearest one ten-thousandth), (y) provided that it does not and will not prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, make cash payments to holders of HVBC Stock, as additional Merger Consideration (in addition to, and not in lieu of, issuing shares of CZFS Stock), or (z) provide any combination of the items set forth in the foregoing clauses (x) and (y), but subject to the limitations stated therein, such that, as a result of any such adjustment, the value of the Merger Consideration issuable or payable in respect of each share of HVBC Stock is not less than the Minimum Per Share Merger Consideration. If CZFS elects to increase the Exchange Ratio and/or make cash payments as aforesaid, CZFS shall give written notice of such election (the “Fill Notice”) to HVBC during the Election Period, which Fill Notice shall specify the amount of any such increase and/or cash payments, whereupon no termination of this Agreement shall occur, or be deemed to have occurred, pursuant to this Section 7.01(h) and this Agreement shall remain in full force and effect in accordance with its terms (with the Exchange Ratio modified and/or cash payments to be made, as additional Merger Consideration, in accordance with this Section 7.01(h) as set forth in the Fill Notice).  If CZFS does not timely elect to increase the Exchange Ratio and/or make cash payments as aforesaid, then HVBC may terminate this Agreement at any time after the end of the Election Period.

For purposes of this Section 7.01(h) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the volume-weighted average closing price per share of CZFS Stock as reported on NASDAQ (or such other exchange or market on which the CZFS Stock shall then trade) for the ten (10) consecutive Trading Days ending on (and including) the Determination Date.

“CZFS Ratio” shall mean the quotient of (a) the Average Closing Price, divided by (b) the Starting Price.

“Determination Date” shall mean that certain date which is the tenth (10th) day prior to the Closing Date.

“Index Group” shall mean the Nasdaq Bank Index.

“Index Price” shall mean, on a given date, the closing index value on such date for the Index Group.

“Index Ratio” shall mean the quotient of (a) the Index Price on the Determination Date, divided by (b) the Initial Index Price.

“Initial Index Price” shall mean the closing index value of the Index Group on the Starting Date.

“Minimum Per Share Merger Consideration” shall mean the lesser of (a) the product of (i) the Exchange Ratio (prior to any increase in the Exchange Ratio pursuant to Section 7.01(h)), multiplied by (ii) the Starting Price, multiplied by (iii) 0.80, and (b) (i) the product of (A) the Index Ratio minus 0.20, multiplied by (B) the Exchange Ratio (prior to any increase in the Exchange Ratio pursuant to Section 7.01(h)), multiplied by (C) the Average Closing Price, divided by (ii) the CZFS Ratio.

“Starting Date” shall mean the last Trading Day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of CZFS Stock on NASDAQ (as reported by Bloomberg, or if not reported therein, in another authoritative source) on the Starting Date.

“Trading Day” means any day on which NASDAQ is open for trading with a scheduled and actual closing time of 4:00 p.m. Eastern time

Section 7.02 Termination Fee.  In recognition of the efforts, expenses and other opportunities foregone by CZFS while structuring and pursuing the Merger, the parties hereto agree that HVBC shall pay to CZFS a termination fee of $2,700,000 within three (3) Business Days after written demand for payment is made by CZFS, following the occurrence of any of the events set forth below:

(a)          CZFS or HVBC terminates this Agreement pursuant to o Section 7.01(g) ; or

(b)          HVBC or HVB enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving HVBC or HVB within twelve (12) months following the termination of this Agreement by CZFS pursuant to Section 7.01(d) or Section 7.01(e) because of a Willful Breach by HVBC or HVB after an Acquisition Proposal has been publicly announced or otherwise made known to HVBC.

(c)          The amount payable by HVBC pursuant to this Section 7.02 constitutes liquidated damages and not a penalty and shall be the sole monetary remedy of CZFS in the event of a termination due to breach of this Agreement in the circumstances specified in this Section 7.02.

Section 7.03 Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and Section 8.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any Willful Breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.  Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 5.10(b), Section 7.02 and this Article VIII, which shall survive any such termination).  Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 8.02 Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision to the extent permitted by applicable law or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the HVBC Meeting no amendment shall be made which by law requires further approval by the shareholders of HVBC without obtaining such approval.

Section 8.03 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 8.04 Governing Law and Venue.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, without regard for conflict of law provisions. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Middle District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Middle District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

Section 8.05 Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses and SEC filing and registration fees shall be shared equally between CZFS and HVBC; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s Willful Breach of any provision of this Agreement.

Section 8.06 Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to CZFS:

Citizens Financial Services, Inc.
15 South Main Street
Mansfield, PA 16933
Attention:  Randall Black
Email:  rblack@myfccb.com

With a copy to:
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, DC 20004
Attention:  Richard A. Schaberg
Email: richard.schaberg@hoganlovells.com

If to HVBC:

HV Bancorp, Inc.
2005 South Easton Road
Suite 304
Doylestown, PA 18901
Attention: Travis J. Thompson
Email: tthompson@myhvb.com

With a copy to:
Luse Gorman, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015
Attention:  Benjamin M. Azoff
Email: bazoff@luselaw.com

Section 8.07 Entire Understanding; No Third-Party Beneficiaries.  This Agreement, the Plan of Bank Merger, the Voting Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Plan of Bank Merger, the Voting Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made.  Except for the Indemnified Parties’ right to enforce CZFS’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.08 Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.09 Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 8.10 Interpretation.

(a)          Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)          Confidential Supervisory Information. No representation, warranty, covenant or other agreement or provision contained in this Agreement shall be deemed to contemplate or require the disclosure of “confidential supervisory information,” as such term is defined in the regulations of any applicable Governmental Authority.

(c)          The term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Pennsylvania time, on the day immediately prior to the date of this Agreement, (b) included in the virtual data room of a party by 5:00 p.m., Pennsylvania time, on the day immediately prior to the date of this Agreement, or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date of this Agreement.

Section 8.11 Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 8.13 Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

ARTICLE IX

ADDITIONAL DEFINITIONS

Section 9.01 Additional Definitions.  In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving HVBC or HVB: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets and/or liabilities that constitute a substantial portion of the net revenues, or net income of HVBC or HVB in a single transaction or series of transactions; (c) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets and/or liabilities that constitute a substantial portion of the net revenues or net income of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 25% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.

“Affiliate” means, with respect to any Person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent of the equity or voting securities of such Person.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FDIC, the PADOBS and the FRB, which regulates CZFS, FCCB, HVBC or HVB, or any of their respective subsidiaries, as the case may be.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

“CZFS Board” means the Board of Directors of CZFS.

“CZFS Disclosure Schedule” means the disclosure schedule delivered by CZFS to HVBC on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V (provided that (i) any information set forth in any one section of the CZFS Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such CZFS Disclosure Schedule if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in the CZFS Disclosure Schedule shall not be deemed an admission by CZFS that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on CZFS).

“CZFS Stock” means the common stock, par value $1.00 per share, of CZFS.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit‑related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

 “Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, in each case as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Pittsburgh, or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Philadelphia, as appropriate.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, currently or hereafter listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present Environmental Laws, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“HVB Board” means the Board of Directors of HVB.

“HVB ESOP” means the Huntingdon Valley Bank Employee Stock Ownership Plan.

“HVBC Board” means the Board of Directors of HVBC.

“HVBC Disclosure Schedule” means the disclosure schedule delivered by HVBC to CZFS on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V (provided that (i) any information set forth in any one section of the HVBC Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such HVBC Disclosure Schedule if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in the HVBC Disclosure Schedule shall not be deemed an admission by HVBC that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on HVBC).

“HVBC Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of HVBC or any of its Subsidiaries.

“HVBC Financial Statements” means (i) the audited balance sheets (including related notes and schedules, if any) of HVBC as of December 31, 2021 and 2020, and the related statements of income, shareholders’ equity and cash flows (including related notes and schedules, if any) of HVBC for each of the fiscal years ended December 31, 2021 and 2020, in each case accompanied by the audit report of S.R. Snodgrass, P.C., the independent registered public accounting firm of HVBC, and (ii) the unaudited interim financial statements of HVBC as of the end of and for the period ending each calendar quarter following December 31, 2021, as filed by HVBC in the HVBC SEC Documents.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill associated therewith, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the President and Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer in the case of CZFS, and the President, the Chief Executive Officer and the Chief Financial Officer in the case of HVBC.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, with respect to CZFS or HVBC, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of CZFS and its Subsidiaries taken as a whole, or HVBC and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either CZFS or FCCB, on the one hand, or HVBC or HVB, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any Bank Regulator or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease  or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (G) actions and omissions of either party taken with the prior written consent, or at the request, of the other, (H) any failure by either party to meet any internal projections or forecasts or estimates of revenues or earnings for any period, or (I) the expenses incurred by either party in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry.

“NASDAQ” means The NASDAQ Stock Market LLC.

“PADOBS” means the Pennsylvania Department of Banking and Securities.

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by CZFS and HVBC and as delivered to holders of HVBC Stock in connection with the solicitation of their approval of this Agreement.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of HVBC Stock then outstanding or all or substantially all of the assets of HVBC and otherwise (a) on terms which the HVBC Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to HVBC’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the HVBC Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, any state law analogs or statutes of similar effect, including any statutes that require advance notice of plant closings, mass layoffs or similar group personnel or employment actions.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken if the Person reasonably should have known or had actual Knowledge that such act or failure to act would result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CITIZENS FINANCIAL SERVICES, INC.

By:	/s/ Randall E. Black
Name:	Randall E. Black
Title:	President and Chief Executive Officer

CZFS ACQUISITION COMPANY, LLC
By: Citizens Financial Services, Inc., its sole member

By:	/s/ Randall E. Black
Name:	Randall E. Black
Title:	President and Chief Executive Officer

FIRST CITIZENS COMMUNITY BANK

By:	/s/ Randall E. Black
Name:	Randall E. Black
Title:	President and Chief Executive Officer

HV BANCORP, INC.

By:	/s/ Travis J. Thompson
Name:	Travis J. Thompson
Title:	Chairman and Chief Executive Officer

HUNTINGDON VALLEY BANK

By:	/s/ Travis J. Thompson
Name:	Travis J. Thompson
Title:	Chairman and Chief Executive Officer